UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
SCHEDULE 14A INFORMATION
________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Hyliion Holdings Corp.
______________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

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1202 BMC Drive
Cedar Park, Texas 78613
Dear Fellow Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Hyliion Holdings Corp. on Tuesday, May 23, 2023 at 1:30 p.m. Central Time. We are pleased to utilize a virtual format for our Annual Meeting again this year. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting https://www.cstproxy.com/hyliion/2023. Our Annual Meeting will only be accessible online as discussed in greater detail in the Proxy Statement. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings for our stockholders and the Company.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting you will be asked to (1) elect the three directors named in the Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their respective successors are elected and qualified; (2) ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ended December 31, 2023; (3) approve, on a non-binding advisory basis, our named executive officers’ compensation; and (4) approve the Hyliion Holdings Corp. Employee Stock Purchase Plan.
We look forward to you joining us at the virtual Annual Meeting. Thank you for your continued support.

Sincerely,

Jeffrey Craig     Thomas Healy
Board Chair     Founder & CEO, Director
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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
1:30 p.m. Central Time
Tuesday, May 23, 2023
Virtual Meeting Site: https://www.cstproxy.com/hyliion/2023
Dear Stockholder:
Notice is hereby given that the 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Hyliion Holdings Corp., a Delaware corporation (the “Company”) will be held on Tuesday, May 23, 2023 at 1:30 p.m. Central Time at https://www.cstproxy.com/hyliion/2023. Our Annual Meeting will only be accessible online as discussed in greater detail in the Proxy Statement.

Items of Business	Our Board of Directors Recommends that You Vote
To elect the three directors named in the Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their respective successors are elected and qualified	FOR the election of each director nominee

To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent auditors for the fiscal year ended December 31, 2023	FOR the ratification of the appointment

To approve, on a non-binding advisory basis, compensation for the Company’s named executive officers, as disclosed in the Proxy Statement	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers

To approve the Hyliion Holdings Corp. Employee Stock Purchase Plan	FOR the approval of the Hyliion Holdings Corp. Employee Stock Purchase Plan

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof	The Board of Directors is not aware of any other business to be brought at the Annual Meeting
The Board of Directors has fixed April 3, 2023 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. Our proxy materials are first being made available to our stockholders beginning on April 7, 2023.
By Order of the Board of Directors,
Jose Oxholm
Vice President, General Counsel and Chief Compliance Officer
Important Notice Regarding the Availability Of Proxy Materials for the Hyliion 2023 Annual
Meeting to be Held on May 23, 2023.
This Notice, Proxy Statement and our 2022 Annual Report are available at
https://www.cstproxy.com/hyliion/2023
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PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS OF
HYLIION HOLDINGS CORP.
ANNUAL MEETING INFORMATION
General
The enclosed proxy is solicited by the Board of Directors of Hyliion Holdings Corp. (“Hyliion” or the “Company”) for the Annual Meeting of Stockholders to be held on Tuesday, May 23, 2022 at 1:30 p.m. Central Time, and any adjournment or postponement thereof. We will conduct a virtual online Annual Meeting this year so our stockholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting for all of our stockholders and reducing the carbon footprint of our activities.
Stockholders may view a live webcast of the Annual Meeting at https://www.cstproxy.com/hyliion/2023 and may submit questions during the Annual Meeting as discussed in greater detail below. Our principal offices are located at 1202 BMC Drive, Suite 100, Cedar Park, Texas 78613. This Proxy Statement is first being made available to our stockholders beginning on April 7, 2023.
Outstanding Securities and Quorum
Only holders of record of our common stock, par value $0.0001 per share, at the close of business on April 3, 2023, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 180,695,572 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. There is no cumulative voting. A majority of the outstanding shares of common stock entitled to vote, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum for the Annual Meeting.
Internet Availability of Proxy Materials
We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or e-mailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We are also providing the option for stockholders to elect to receive our proxy materials via e-mail in the future, and if you make this election, you will receive access to those materials electronically unless you elect otherwise. We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.
Proxy Voting
Shares that are properly voted via the Internet, mobile device, or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein, “FOR” the ratification of the appointment of our independent auditors, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and “FOR” approval of the Hyliion Holdings Corp. Employee Stock Purchase Plan. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.
Voting via the Internet, mobile device, or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. We believe that each of these voting methods is available 24 hours per day, seven days per week, but you should review your proxy card or voting instruction form for details regarding casting your vote.

We encourage you to cast your vote by one of the following methods:
•You can use the Internet to vote your proxy at www.cstproxyvote.com. Have your proxy card or voting instruction form available when you access the website. Follow the prompts to vote your shares.
•You can vote at the Annual Meeting by using your 12-digit control number to vote electronically.
•You can mark, sign and date your proxy card or voting instruction form and return it in advance of the meeting.
Holders of Record.    The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Continental Stock Transfer & Trust Company, our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. You also may participate in and vote during the Annual Meeting, as described in greater detail below. If you own common stock of record and you do not vote by proxy or at the Annual Meeting, your shares will not be voted.
Shares Held in Street Name.    If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You generally may provide these instructions by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. You also generally may participate in and vote during the Annual Meeting, as described in greater detail below. If you own common stock in street name and do not either provide voting instructions or vote during the Annual Meeting, the institution that holds your shares may nevertheless vote your shares on your behalf only with respect to the ratification of the appointment of Grant Thornton as our independent auditors for the fiscal year ended December 31, 2023, and cannot vote your shares on any other matters being considered at the meeting.
Attending and Voting Online
If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting, but you may view the Annual Meeting webcast. Stockholders may participate in the Annual Meeting by visiting https://www.cstproxy.com/hyliion/2023; interested persons who were not stockholders as of the close of business on April 3, 2023 may view, but not participate, in the Annual Meeting. Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to log on to https://www.cstproxy.com/hyliion/2023 and vote in advance of the Annual Meeting.
Holders of Record.    To attend online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice of Internet Availability or proxy card to log in to https://www.cstproxy.com/hyliion/2023.
Shares Held in Street Name.    If you are a beneficial stockholder and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the https://www.cstproxy.com/hyliion/2023 website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, beneficial stockholders who do not have a control number or access code should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “control number” in order to be able to attend, participate in or vote at the Annual Meeting.
Participation in the Annual Meeting
This year’s Annual Meeting will be accessible through the Internet. We are conducting a virtual online Annual Meeting so our stockholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting for all of our stockholders and reducing the carbon footprint of our activities. We discuss how you can participate in the meeting and vote your shares above. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 3, 2023, the record date, or hold a valid proxy for the meeting.
Asking Questions.    Stockholders have multiple opportunities to submit questions to the Company for the Annual Meeting. Stockholders who wish to submit a question in advance may do so at https://www.cstproxy.com/hyliion/2023. Stockholders also may submit questions live during the meeting. Based on the time allotted during the meeting we will answer relevant and appropriate questions as they come in. If the meeting ends, we will answer them on an individual basis. We also will post a replay of the Annual Meeting on our investor relations website, which will be available following the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or during the seven days prior to the meeting at https://www.cstproxy.com/hyliion/2023.
Technical Support.    We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 1:15 p.m. Central Time. If you have difficulties during the check-in time or during the Annual Meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call 917-262-2373. We will have technicians available to assist you.
Voting Standard
Nominees for director are elected to the Board by a plurality standard. Practically speaking, this means that the directors who receive the highest number of votes are elected to the available seats. Because there are three seats for which three directors have been nominated, each of the three nominees will be elected. However, if the votes cast for any nominee do not exceed the votes withheld from the nominee, the Board will consider that in assessing the Board’s composition going forward and in considering whether to renominate a particular individual in the future. Abstentions and “broker nonvotes” will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then have the authority to vote those shares on the stockholder’s behalf.
For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person, including by remote communication as applicable, or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, cast abstentions are counted as a vote “against” the matter. Broker nonvotes, if any, will have no effect on the outcome of these matters. We do not expect there to be any broker nonvotes for the ratification of the appointment of our independent auditors since brokers have discretion to cast votes on that matter.
Revocation
If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet, mobile device, or telephone or by returning a proxy card) bearing a later date or by participating in and voting during the Annual Meeting. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by participating in and voting during the Annual Meeting.

ITEM 1 — ELECTION OF DIRECTORS
In accordance with our Bylaws, the Board has fixed the number of directors currently constituting the Board at ten. Our Board is currently staggered, which means that only one class of directors is up for election in any given year. At the Annual Meeting, our Class III directors, Rodger Boehm, Mary Gustanski, and Robert Knight, Jr., who currently serve as directors on the Board, are up for election. Our Board, based on the recommendation of the Nominating and Corporate Governance Committee, proposes that Mr. Boehm, Ms. Gustanski and Mr. Knight be elected at the Annual Meeting, with each holding office until the 2026 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Mr. Boehm, Ms. Gustanski and Mr. Knight currently serve on the Board. Biographical information about each of the nominees and a discussion of the qualifications, attributes and skills of each nominee is contained in the following section.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Boehm, Ms. Gustanski and Mr. Knight. Mr. Boehm, Ms. Gustanski and Mr. Knight have accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill such vacancy, or the Board may reduce the size of the Board. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.
The Board of Directors recommends a vote “FOR” the election of Mr. Boehm, Ms. Gustanski and Mr. Knight.

CORPORATE GOVERNANCE: THE BOARD AND MANAGEMENT
Corporate Governance Developments
In 2022, we continued to evolve our corporate governance practices toward best practices that benefit the Company and its strategic interests. Importantly, we expanded our Board to include Jeffrey Craig, who brings key industry expertise and organizational management credentials and we are pleased to have him join us. In addition, the Nominating and Corporate Governance Committee took on the responsibility for environmental, social and governance (“ESG”) efforts and oversight as reflected in its charter. Furthermore, as a result of our acquisition of KARNO generator technology in September 2022, we expect to have more interactions with the United States federal government and the Board approved a revised Code of Business Conduct and Ethics, which includes applicable government contracting requirements. During 2022, Edward Olkkola served as Chair of the Board, and Rob Knight served as our Lead Independent Director. Following Mr. Olkkola’s death in December 2022, the Board elected Mr. Craig as Chair. Because Mr. Craig is an independent director, the Board determined that a Lead Independent Director was no longer required.
Board Leadership
The roles of Board Chair and Chief Executive Officer are currently separated. Although the Board believes that there are advantages to having an independent Board Chair, the Board has no policy regarding the separation of the roles of Chair and Chief Executive Officer, and considers the duties of these roles, and whether they should be combined or separated, during succession planning. In the event the Board elects as its Chair a director who is not independent, the Board shall also designate a lead director who is independent.
Directors
Our directors and their ages as of March 24, 2023 are as follows:

Name	Age	Position
Employee Directors
Thomas Healy(4)	30	Chief Executive Officer and Director
Non-Employee Directors
Rodger Boehm(1)(4)	63	Director
Andrew Card, Jr.(1)	75	Director
Jeffrey Craig(3)	62	Chair of the Board of Directors
Vincent Cubbage(2*)(3)	58	Director
Richard Freeland(2)(4)	65	Director
Mary Gustanski(2)(4*)	60	Director
Robert Knight, Jr.(1*)(5)	65	Director
Stephen Pang(1)	41	Director
Melanie Trent(3*)	58	Director
____________
(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee
(3)      Member of the Nominating and Corporate Governance Committee
(4)      Member of the Technology Committee
(5)      Audit Committee Financial Expert
*         Committee Chair
Rodger Boehm.    Mr. Boehm has served as a director of the Board since March 2023. Mr. Boehm was a senior partner at McKinsey & Company, Inc. where he spent 31 years in a variety of roles in increasing responsibility. He led client service for leading global institutions helping companies to significantly improve their revenue, cost, and service performance. Mr. Boehm currently serves on the board of directors of Ruggable and FreightCar America, and he also served on the board of directors of Meritor Inc. from 2017 to 2023. Mr. Boehm holds a bachelor of science degree from Purdue University and a master of business administration degree from Harvard University.
Andrew Card, Jr.    Secretary Card has served as a director of the Board since October 2020. Sec. Card served as Chairman of National Endowment for Democracy, a nonprofit foundation, from January 2018 to January 2021.

From 2015 until 2016, Sec. Card served as President of Franklin Pierce University, and also previously served as the Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University. Prior to that, Sec. Card served as Chief of Staff to President George W. Bush, the 11th Secretary of Transportation under President H.W. Bush and Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Additionally, Sec. Card previously served as Vice President-Government Relations for General Motors Corporation, and as the President and Chief Executive Officer of the American Automobile Manufacturers Association. Sec. Card has served as a director of Union Pacific Corporation (NYSE: UNP), a transportation company that primarily operates one of the largest railroads in North America, between July 2006 and May 2022, Draganfly Inc. (OTCMKTS: DFLYF), a manufacturer of unmanned aerial vehicles, since November 2019 and Lorillard Inc., a tobacco company, from July 2011 to June 2015. Sec. Card is a graduate of the University of South Carolina with a B.S. in Engineering. He also attended the U.S. Merchant Marine Academy and the John F. Kennedy School of Government at Harvard University. Sec. Card served in the U.S. Navy from 1965 to 1967.
Jeffrey Craig.    Mr. Craig has served as a director of the Board since January 2022. Mr. Craig served as Executive Chairman of the Board of Meritor, Inc. (NYSE: MTOR) (“Meritor”) until December 31, 2021 and Chief Executive Officer and President of Meritor from April 2015 to February 28, 2021. He previously served Meritor as President and Chief Operating Officer from June 2014 to March 2015; Senior Vice President and President, Commercial Truck and Industrial from February 2013 to May 2014; Senior Vice President and Chief Financial Officer from February 2009 to January 2013; Acting Controller from May 2008 to January 2009; Senior Vice President and Controller from May 2007 to April 2008; and Vice President and Controller from May 2006 to April 2007. Prior to joining Meritor, Mr. Craig served as President and Chief Executive Officer of General Motors Acceptance Corp. (“GMAC”) Commercial Finance (commercial lending service) from 2001 to April 2006. Prior to that, he served as President and Chief Executive Officer of GMAC’s Business Credit division from 1999 to 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit Partner. Mr. Craig has been a director of Arcosa, Inc. (NYSE: ACA) (manufacturer of infrastructure-related products) since September 2018, where he serves as a member of the audit committee. Mr. Craig holds a bachelor’s degree in Accounting from Michigan State University and an M.B.A. from Duke University.
Vincent Cubbage.    Mr. Cubbage served as Chief Executive Officer and Chairman of Tortoise Acquisition Corp. from March 2019 to the completion of its initial business combination with Hyliion Inc. in October 2020, and has continued to serve on the Board. Mr. Cubbage has served as Chief Executive Officer and Chairman of the board of directors of TortoiseEcofin Acquisition Corp. III since February 2021, and as Managing Director, Private Energy of Tortoise Capital Advisors, L.L.C. since January 2019, and of Ecofin Investments, LLC since September 2020. Mr. Cubbage served as Chief Executive Officer and Chairman of Tortoise Acquisition Corp. II from July 2020 to the completion of its initial business combination with Volta Inc. in August 2021 and continued to serve on its board of directors as a director and as Co-Chairperson from March 2022, and as interim Chief Executive Officer from June 2022 to the completion of its merger with Shell USA, Inc. in March 2023. Mr. Cubbage was the founder and Chief Executive Officer of Lightfoot Capital Partners GP LLC from its formation in 2006 through its wind-up in December 2019. He served as Chief Executive Officer and Chairman of Arc Logistics GP LLC from October 2013 until its sale in December 2017. From 2007 to 2011, Mr. Cubbage served as a director of International Resources Partners LP. Prior to founding Lightfoot Capital, Mr. Cubbage was a Senior Managing Director of Banc of America Securities, where he worked from 1998 to 2006, and as a Vice President of Salomon Smith Barney in the Global Energy and Power Group, where he worked from 1994 to 1998. Mr. Cubbage received an M.B.A. from the American Graduate School of International Management and a B.A. from Eastern Washington University.
Richard Freeland.    Mr. Freeland has served as a director of the Board since March 2023. Mr. Freeland served as President and Chief Operating Officer of Cummins Inc., (NYSE: CMI), a global manufacturer of engines, power systems, and related components, from July 2014 to October 2019, prior to which he served in various senior leadership positions, including Vice President of the Engine Business from 2010 to 2014, President of the Components Group from 2008 to 2010, and President of Worldwide Distribution Business from 2005 to 2008. Mr. Freeland serves on the board of directors of Valvoline Inc. (NYSE: VVV) and on the Purdue University, Krannert School of Management Advisory Council. Mr. Freeland holds a bachelor of science degree from Purdue University and a master of business administration degree from Indiana University.
Mary Gustanski.    Ms. Gustanski has served as a director of the Board since August 2021. Ms. Gustanski spent over 39 years in the automotive industry. She retired in 2019 as the Senior Vice President and Chief Technology Officer for Delphi Technologies, formerly Delphi Automotive. In this role, Ms. Gustanski was responsible for the company’s innovation and global technologies, including advanced propulsion systems for future vehicle electrification. Prior to this role, she served as Vice President, Engineering & Program Management for Delphi Automotive, which spun off its propulsion business to become Delphi Technologies in 2019. Ms. Gustanski holds a bachelor’s degree in Mechanical Engineering and a master’s degree in Manufacturing Management from Kettering University.

Thomas Healy.    Mr. Healy has served as our Chief Executive Officer since October 2020 and prior to this, served as Chief Executive Officer of Hyliion Inc., (“Legacy Hyliion”) since January 26, 2016. While leading the Company, Mr. Healy has been awarded numerous patents in the space of electrifying commercial vehicles. Mr. Healy founded Legacy Hyliion while studying to obtain a Master’s in mechanical engineering and had previously founded multiple start-ups during his undergraduate studies. He took a leave of absence during his Master’s program in 2015 to pursue founding Legacy Hyliion. Mr. Healy holds a B.S. degree in Mechanical Engineering with a double-major in Engineering and Public Policy from Carnegie Mellon University.
Robert Knight, Jr.    Mr. Knight has served as a director of the Board since October 2020. Mr. Knight served as Chief Financial Officer of Union Pacific Corporation (NYSE: UNP), a transportation company that primarily operates one of the largest railroads in North America, from 2004 until his retirement in 2019. Mr. Knight has served as a director of Schneider National, Inc. (NYSE: SNDR), a transportation and logistics company, since April 2020, Carrix, Inc., a privately-held marine terminal and rail operator company, from February 2020 to December 2022, and Canadian National Railway Company since May 2022. Mr. Knight holds a bachelor’s degree in business administration from Kansas State University and an M.B.A. from Southern Illinois University.
Stephen Pang.    Mr. Pang has served as a director of the Board since October 2020 and prior to this, served as a director of TortoiseCorp since the completion of its initial public offering on March 4, 2019 and as TortoiseCorp’s Chief Financial Officer from January 2020 until the closing of its Business Combination with the Legacy Hyliion on October 1, 2020. Mr. Pang served as a director of Tortoise Acquisition II from the completion of its initial public offering in September 2020 and Chief Financial Officer since July 2020 until the closing of its Business Combination with Volta Industries on August 26, 2021. Mr. Pang currently serves as President and Chief Financial Officer and as a director of TortoiseEcofin Acquisition Corp. III, which completed its initial public offering on the NYSE on July 22, 2021. Since 2019, Mr. Pang has served as a Managing Director and Portfolio Manager at Tortoise and is responsible for Tortoise’s public and private direct investments across its energy strategies. Mr. Pang also served as Vice President of Tortoise Pipeline & Energy Fund, Inc., a closed-end fund, from May 2017 to December 11, 2020. Prior to joining Tortoise Investments, LLC in 2014, Mr. Pang was a Director in Credit Suisse Securities (USA) LLC’s Equity Capital Markets Group. Before joining Credit Suisse Securities (USA) LLC in 2012, he spent eight years in Citigroup Global Markets Inc.’s Investment Banking Division, where he focused on equity underwriting and corporate finance in the energy sector. Mr. Pang also currently serves as a board observer of Mexico Pacific Limited LLC. Mr. Pang holds a B.S. in Business Administration from the University of Richmond and is a CFA charter holder.
Melanie Trent.    Ms. Trent has served as a director of the Board since March 2023. Ms. Trent served in various legal, administrative, and compliance roles for Rowan Companies plc (now part of Valaris plc), a global offshore contract drilling company, from 2005 to April 2017, including as Executive Vice President, General Counsel and Chief Administrative Officer from 2014 to April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 to 2014, and as Vice President and Corporate Secretary from 2010 to 2011. Prior to joining Rowan, she served in various legal, administrative and investor relations roles for Reliant Energy Incorporated. Ms. Trent also serves as Lead Director of Diamondback Energy, Inc. (NASDAQ:FANG), an independent oil and natural gas company, since 2018, and as a director of Arcosa, Inc. (NSYE: ACA), a company focused on construction, energy and transportation products and services, since 2018. Ms. Trent preciously served on the boards of Noble Corp (NYSE:NE) from February 2021 until its merger with Maersk Drilling in October 2022, and Frank’s International (from 2019 until its merger with Expro in October 2021. She also serves on the board of directors of several charities. Ms. Trent holds a bachelor's degree in Italian from Middlebury College and a juris doctor degree from Georgetown University Law Center.
Board Composition
Our business and affairs are organized under the direction of the Board which consists of ten members. Jeffrey Craig serves as Chair of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required. The Board held five meetings in 2022. Each director attended at least 75% of the meetings of the Board and of each committee on which he or she served in 2022 (held during the period in which the director served). Our independent directors regularly hold executive sessions without our Chief Executive Officer or management present, and in 2022, our independent directors met in executive session in connection with each regular Board meeting. We held an annual meeting of the stockholders on May 10, 2022 (the “2022 Annual Meeting”). All directors who were serving as of the 2022 Annual Meeting attended the 2022 Annual Meeting.
The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms, as set forth below:
•        Class I, which consists of Vincent Cubbage, Thomas Healy, and Melanie Trent whose terms will expire at our 2024 annual meeting of stockholders;

•        Class II, which consists of Andrew Card, Jr., Jeffrey Craig, Richard Freeland, and Stephen Pang, whose terms will expire at our 2025 annual meeting of stockholders; and
•        Class III, which consists of Rodger Boehm, Mary Gustanski, and Robert Knight, Jr. whose terms will expire at our 2023 annual meeting of stockholders.
At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified.
Director Independence
The Board has determined that each of the following directors qualifies as an independent director as defined under the NYSE listing standards: Sec. Card, Messrs. Boehm, Craig, Cubbage, Freeland, Knight, and Pang and Mses. Gustanski and Trent. Mr. Healy is not independent because of his service as our CEO. The Board consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing standards relating to director independence requirements. In addition, we are subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the Audit Committee, as discussed below.
Director Skills Matrix
We seek to create a Board of Directors that represents the variety of diverse skills and expertise required to govern a company like Hyliion. We are pleased to have added directors over the past year that further deepen the skills present on our Board, including in the area of technology, organizational management, human resources, regulatory and venture. The matrix below represents the skills that we hold as priority in governing Hyliion and the expertise of each Director that correlates to those skills.

KNOWLEDGE, SKILLS AND EXPERIENCE	RODGER BOEHM	ANDREW CARD, JR.	JEFFREY CRAIG	VINCENT CUBBAGE	RICHARD FREELAND	MARY GUSTANSKI	THOMAS HEALY	ROBERT KNIGHT. JR.	STEPHEN PANG	MELANIE TRENT
Corporate Governance Experience	X	X	X	X	X		X	X		X
International Experience	X	X	X		X	X		X		X
Finance Experience	X		X	X			X	X	X
Corporate Development/Strategic Experience	X	X	X	X	X	X	X	X	X	X
Industry/Operations Experience	X	X	X	X	X	X	X	X
Management Experience	X	X	X	X	X	X	X	X	X	X

DEMOGRAPHICS
Age	63	75	62	58	65	60	30	65	41	58
Gender Diverse						X				X
Racially or Ethnically Diverse									X
Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Technology Committee, each of which has adopted a charter that complies with the applicable requirements of current NYSE rules. Copies of these charters are available in the “Investors — Governance — Governance Documents” section of our website at www.hyliion.com.
Audit Committee
In 2022 our Audit Committee consisted of Andrew Card, Jr., Jeffrey Craig, Robert Knight, Jr., and Stephen Pang. The Board determined that each of the members of the Audit Committee satisfies the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Knight served as the chair of the Audit Committee. The Board determined that each of the members of our Audit Committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the Board considered each such director’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our Audit Committee. The Audit Committee held four meetings during the 2022 fiscal year.
The primary functions of this committee include, among other things:
•reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;
•reviewing our financial reporting processes and disclosure controls;
•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors; and
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies.
Compensation Committee
In 2022 our Compensation Committee consisted of Vincent Cubbage, Mary Gustanski and Howard Jenkins. Mr. Cubbage served as the chair of the Compensation Committee. The Board determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the NYSE. The Compensation Committee held five meetings during the 2022 fiscal year.
The primary functions of the committee include, among other things:
•reviewing and approving the corporate objectives that pertain to the determination of executive compensation;
•reviewing and approving the compensation and other terms of employment of our executive officers; including employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;
•reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives; and
•administering our equity and cash incentive plans to the extent authorized by the Board including making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that has served or currently serves as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
In 2022 our Nominating and Corporate Governance Committee consisted of Elaine Chao, Jeffrey Craig and Vincent Cubbage. Mr. Craig served as the chair of the Nominating and Corporate Governance Committee. The Board determined that each of the members of our Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee held five meetings during the 2022 fiscal year.

The primary functions of this committee include, among other things:
•identifying, reviewing and making recommendations of candidates to serve on the Board including evaluating nominations by stockholders of candidates for election to the Board;
•evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
•evaluating the current size, composition and organization of the Board and its committees and making recommendations to the Board for approvals; and
•reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Board current and emerging corporate governance trends.
Technology Committee
In 2022 our Technology Committee consisted of Elaine Chao, Mary Gustanski, and Thomas Healy. Ms. Gustanski served as the chair of the Technology Committee. The Technology Committee held three meetings during the 2022 fiscal year.
The primary functions of this Committee include, among other things:
•assisting the Board of Directors in its oversight of the Company’s product and technology roadmaps;
•providing insight and input to the Corporation’s management in formulating the technology strategy and vision for the Corporation, including assessing technology partnerships or acquisitions;
•assisting in the formation of, and advising the Board regarding the Company’s approaches to acquiring and maintaining a range of diverse technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and venture capital investments); and
•overseeing and evaluating the Corporation’s efforts and planning as they relate to intellectual property, information technology and cyber security preparedness, including systems, policies and procedures.
Considerations and Process for the Selection of New Directors
In evaluating the nominees for the Board of Directors, the Board and the Nominating and Corporate Governance Committee took into account the qualities they seek for directors, and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of the Company. When evaluating re-nomination of existing directors, the Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of Mr. Healy, who is an employee, their independence.
In fulfilling its responsibility to oversee the selection of directors, the Nominating and Corporate Governance Committee will consider persons identified by our stockholders, management, and others. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit informal recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at 1202 BMC Drive, Suite 100, Cedar Park, Texas 78613.
Stockholder Engagement Efforts and Board Communication
In May 2022, the Board submitted for stockholder approval advisory votes on the compensation of the Company's named executive officers (“Say on Pay” and “Say on Frequency”). At the annual meeting in May 2022, approximately 90% and 93% of the votes cast were in favor of the compensation of the Company's named executive officers and of holding a Say on Pay Vote every year, respectively. These were advisory votes only and are not binding on the Board, which remains responsible for its compensation decisions and is not relieved of these responsibilities irrespective of the results of the vote. However, the Board will take the results of these votes into account, as appropriate, when considering future compensation policies, procedures and decisions and in determining whether there is a need to significantly increase their engagement with stockholders on compensation and related matters. The Board continues to believe that stockholders should be able to express their views on executive compensation program on an annual basis.

Our relationship and on-going dialogue with our stockholders are an important part of our Board’s and our executive team’s corporate governance commitment. The Board welcomes communications from our stockholders and other interested parties. We actively seek input from our stockholders because we value the contribution stockholder engagement gives to overall business success. Our executives meet with our investment community regularly and discuss a variety of matters, including common investor interests, ESG matters and emerging issues. We provide our Board with reports on the key themes and results of these discussions.
Stockholders and other interested parties may communicate with our executive team or the Board (including the Board Chair, the chair of any committee, the independent directors as a group and/or any Board member) by email to companysecretary@hyliion.com. Stockholders and any other interested parties should mark the subject line of each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics applicable to the directors, officers and employees of the Company and its subsidiaries. As a result of our acquisition of KARNO generator technology in September 2022, we expect to have more interactions with the United States federal government and the Board approved a revised Code of Business Conduct and Ethics, which includes applicable government contracting requirements. We have also adopted Corporate Governance Guidelines that address, among other things, director qualifications, responsibilities and compensation, director access to officers, employees and advisors, and determinations regarding director independence. Copies of the Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available in the “Investors — Governance — Governance Documents” section of our website at www.investors.hyliion.com. We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to senior executives by posting such information, if any, on the Company’s website.

DIRECTOR COMPENSATION
In February 2022, our Board approved the 2022 compensation program for our non-employee directors as follows:
•an annual cash retainer equal to $75,000, paid in four equal quarterly installments;
•additional cash compensation for the chair of the Board, in the amount of $50,000, the chair of the Audit Committee, in the amount of $25,000, the Lead Independent Director, in the amount of $15,000, and for all other committee chairs, in the amount of $15,000; and
•an award of restricted stock units equal to $125,000, which grant fully vests on the first anniversary of the date of grant.
In addition, our Board approved a special grant of restricted stock units covering 2,500 shares of our Common Stock, which grant fully vests on the first anniversary of the date of grant, to Sec. Card and Messrs. Cubbage, Jenkins, Knight, Olkkola and Pang, as compensation for their service on the Board during the fourth quarter of 2020.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Andrew Card, Jr.	$75,000	$135,800	$210,800
Elaine Chao	$75,000	$125,000	$200,000
Jeffrey Craig	$90,000	$125,000	$215,000
Vincent Cubbage	$90,000	$135,800	$225,800
Mary Gustanski	$90,000	$125,000	$215,000
Howard Jenkins	$75,000	$135,800	$210,800
Robert Knight, Jr.	$115,000	$135,800	$250,800
Edward Olkkola(3)	$125,000	$135,800	$260,800
Stephen Pang	$75,000	$135,800	$210,800
____________
(1)      Amounts in this column represent the annual cash retainer earned in 2022 for service on the Board and additional fees for service as follows: Mr. Olkkola as chair of the Board, Mr. Knight as chair of the Audit Committee and Lead Independent Director, Mr. Craig as chair of the Nominating and Corporate Governance Committee, Mr. Cubbage as chair of the Compensation Committee, and Ms. Gustanski as chair of the Technology Committee.
(2)      Amounts in this column represent the grant date fair market value of RSUs granted during 2022, valued based on the closing price of our common shares on the date of grant of $4.32.
(3)      Mr. Olkkola, formerly Chair of the Board, died in December 2022.
In March 2023, our Board approved the 2023 compensation program for our non-employee directors as follows:
•an annual cash retainer equal to $75,000, paid in four equal quarterly installments;
•additional cash compensation for the chair of the Board, in the amount of $50,000, the chair of the Audit Committee, in the amount of $25,000 and for all other committee chairs, in the amount of $15,000; and
•an award of restricted stock units equal to $125,000, which grant fully vests on the first anniversary of the grant date.
The Board expects to continue to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Our goal is to maintain a director compensation program that aligns compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning shares of common stock authorized or available for issuance under the Company’s equity compensation plans as of December 31, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders (2020 Equity Incentive Plan)	—	—	7,503,921
Equity compensation plans not approved by security holders(1)	—	—	—
Total	—	—	7,503,921
____________
(1)      The Hyliion Inc. 2016 Equity Incentive Plan (the “2016 Plan”) was adopted by Legacy Hyliion prior to the Business Combination, and no additional awards will be granted pursuant to the 2016 Plan. As of December 31, 2022, the number of securities to be issued upon exercise of outstanding options pursuant to the 2016 Plan was 2,541,439, and the weighted-average exercise price of outstanding options pursuant to the 2016 Plan was $0.15.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A&R Registration Rights Agreement
We entered into the A&R Registration Rights Agreement on October 1, 2020, with Tortoise Sponsor LLC (“Tortoise Sponsor”), Tortoise Borrower and certain stockholders, pursuant to which such stockholders of Registrable Securities (as defined therein), subject to certain conditions, will be entitled to registration rights. Pursuant to the A&R Registration Rights Agreement, we agreed that, within 30 calendar days after the Closing, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of such registrable securities, and we would use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Such registration statement was initially filed on October 23, 2020 and declared effective by the SEC on November 27, 2020. Certain of such stockholders have been granted demand underwritten offering registration rights and all of such stockholders will be granted piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will terminate upon the earlier of (a) ten years following the Closing or (b) the date as of which such stockholders cease to hold any Registrable Securities (as defined therein).
Lock-Up Agreement
On October 1, 2020, in connection with the Closing, certain of our stockholders agreed, subject to certain exceptions, not to, without the prior written consent of our Board, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by them immediately after the Business Combination, or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the Business Combination, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the Business Combination, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until March 30, 2021. Thereafter until October 1, 2022, subject to certain exceptions, Thomas Healy also agreed not to Transfer more than 10% of the number of shares of Common Stock held by him immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Common Stock held by him immediately after the Effective Time.
Related-Person Transactions Policy
The Board has adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.
Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.
Each director and executive officer is required to identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our Audit Committee pursuant to this policy before such related person may engage in the transaction.
In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risk, cost and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction; and

•the availability of other sources for comparable services or products.
Our Audit Committee approves only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

BENEFICIAL OWNERSHIP TABLES
The following tables set forth information known to us regarding the beneficial ownership of the Common Stock as of March 24, 2023 by:
•each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;
•each current named executive officer and director (including each nominee) of the Company; and
•all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days. Unless otherwise noted in the footnotes to the following tables, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.
Security Ownership of Certain Beneficial Owners

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Common Stock
The Vanguard Group	11,859,854(1)	6.6%
BlackRock, Inc.	10,117,474(2)	5.6%
Colle Capital Partners I, L. P.	9,548,288(3)	5.3%
____________
(1)      Information regarding share ownership was obtained from the Schedule 13G/A filed on February 9, 2023 by The Vanguard Group. The Vanguard Group has sole voting power over 0 shares of our common Stock, shared voting power over 81,950 shares of our common stock, sole dispositive power over 11,689,699 shares of our common stock and shared dispositive power over 170,155 shares of our common stock. The business address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA, 19355.
(2)      Information regarding share ownership was obtained from the Schedule 13G filed on February 3, 2023 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 9,729,003 shares of our common stock, shared voting power over 0 shares of our common stock, sole dispositive power over 10,117,474 shares of our common stock and shared dispositive power over 0 shares of our common stock. BlackRock, Inc. is the parent company of the following subsidiaries that beneficially own shares of our common stock: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)      Information regarding share ownership was obtained from the Schedule 13G/A filed with the SEC on February 1, 2022, which reflects ownership of shares of our common stock by Colle Capital Partners I, L.P., Colle HLN Associates LLC and Colle Logistics Associates LLC, which may be deemed to be beneficially owned by Victoria Grace. Ms. Grace has sole voting power over 9,548,288 shares of our common stock and sole dispositive power over 9,548,288 shares of our common stock. Ms. Grace serves as the sole manager of both Colle HLN Associates LLC and Colle Logistics Associates LLC. Ms. Grace services as the sole manager of Colle Partners GP LLC, which serves as the sole general partner of Colle Capital Partners I LP. Ms. Grace disclaims beneficial interest in the shares of common stock of Hyliion Holdings Corp. held by Colle Capital Partners I, L.P., Colle HLN Associates LLC and Colle Logistics Associates LLC, except to the extent of her pecuniary interest therein. The business address of each of Colle Capital Partners I, L.P., Colle HLN Associates LLC, Colle Logistics Associates LLC and Colle Partners GP LLC is 55 Hudson Yards, Floor 44, New York, NY 10001.

Security Ownership of Directors and Management

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent of Common Stock
Thomas Healy	33,111,481	18.3%
Jon Panzer	25,000	*
Dennis Gallagher	119,337	*
Cheri Lantz	38,913	*
Jose Oxholm	95,903	*
Rodger Boehm(2)	—	*
Andrew Card, Jr.	51,435	*
Jeffrey Craig	28,935	*
Vincent Cubbage	966,453	*
Richard Freeland(2)	—	*
Mary Gustanski	30,701	*
Robert Knight, Jr.	46,435	*
Stephen Pang	177,072	*
Melanie Trent(2)	—	*
All Current Directors and Current Executive Officers	34,714,498	19.2%
____________
*        Less than 1%.
(1)      Beneficial ownership excludes unvested RSUs and PRSUs that will not vest within 60 days of March 24, 2023.
(2)      Director appointed March 17, 2023.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON
AS OUR INDEPENDENT AUDITORS
Under the rules and regulations of the SEC and the New York Stock Exchange, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Grant Thornton LLP (“Grant Thornton”) to serve as independent auditors for the fiscal year ended December 31, 2023. The Audit Committee considered a number of factors in determining whether to re-engage Grant Thornton as the Company’s independent registered public accounting firm, including the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors. Grant Thornton representatives are expected to be present at the Annual Meeting to make a statement if he or she desires and to respond to relevant and appropriate questions, if any.
The Board of Directors and the Audit Committee believe that the continued retention of Grant Thornton as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Grant Thornton, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2024 fiscal year. In addition, if stockholders ratify the selection of Grant Thornton as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Grant Thornton or another registered public accounting firm as our independent auditors.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton as our independent auditors for the fiscal year ended December 31, 2023.
Audit Fees and Services
The following tables present the aggregate fees billed by Grant Thornton LLP to us for the years ended December 31, 2022 and December 31, 2021:

Year Ended December 31, 2022
Audit Fees(1)	$468,463
Audit Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$468,463

Year Ended December 31, 2021
Audit Fees(1)	$550,600
Audit Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$550,600
____________
(1)      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and the review of our financial statements included in our quarterly filings on Form 10-Q, as well as services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee reviews and, in its sole discretion, pre-approves all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for the Company by our independent registered accounting firm in 2022 and 2021.

AUDIT COMMITTEE REPORT
The Audit Committee is composed solely of independent directors meeting the applicable requirements of the NYSE rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2022 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Grant Thornton, the Company’s independent auditors, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.
The Audit Committee
Robert Knight, Jr. (Chair)
Jeffrey Craig
Andrew Card, Jr.
Stephen Pang

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.
As required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, the Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2023 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosures.”
As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. At the Company’s 2022 Annual Meeting our stockholders approved, on an advisory basis, an annual frequency of the advisory vote to approve the compensation of our named executive officers. Consistent with the input of our stockholders, the stockholder vote for advisory approval of NEO compensation will occur annually.
The Board recommends a vote “FOR” the proposal to approve, on advisory basis, the compensation of the Company’s named executive officers.
ITEM 4 — APPROVAL OF THE HYLIION HOLDINGS CORP. EMPLOYEE STOCK PURCHASE PLAN
Overview
On February 28, 2023, the Board, upon recommendation of the Compensation Committee, adopted and approved the Hyliion Holdings Corp. Employee Stock Purchase Plan (the “ESPP”), subject to approval by the stockholders. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted in a manner that is consistent with the requirements of Section 423 of the Code.
The Board is requesting stockholder approval of the ESPP in accordance with the requirements of Section 423 of the Code and to establish a pool of shares through which shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), may be issued under the terms and conditions of the ESPP.
The Board believes that adoption of the ESPP will advance and promote the interests of the stockholders of the Company by offering to eligible employees of the Company and its designated subsidiaries (together, the “Participating Companies” and each, a “Participating Company”) an opportunity to conveniently acquire ownership interests in the Company, further aligning their interest with those of our stockholders and providing an incentive for continued employment. The ESPP will allow eligible employees to purchase shares on a discounted basis through payroll deductions.
If this proposal is approved by stockholders, the ESPP will become effective on May 23, 2023, the date of the Annual Meeting. If stockholders do not approve this proposal, the ESPP will not become effective.
The following description of the ESPP is qualified in its entirety by reference to the full text of the ESPP, attached hereto as Annex A.
Material Features of the ESPP
The following summary of the material features of the ESPP is qualified in its entirety by reference to the complete text of the ESPP in Annex A of this Proxy Statement.
Administration
The ESPP will be administered by the Compensation Committee of the Board (the “Committee”), or any other successor committee designated by the Board. The Committee will have full authority to administer, interpret, and modify the terms of the ESPP and to make rules as necessary for administration of the ESPP. The Committee may further delegate its authority to any brokerage firm, bank or other financial institution, any entity, or any employee of the Company engaged, retained, appointed or authorized by the Committee to act or render services with respect to the ESPP (the Committee or its delegate, for purposes of the ESPP, the “Plan Administrator”).
Stock Subject to the ESPP
We are requesting a total reserve of 1,800,000 shares of Common Stock for issuance under the ESPP, which represents approximately 1% of the Company’s 180,695,572 issued and outstanding shares of Common Stock as of April 3, 2023, the record date for the Annual Meeting. The Board estimates that this reserve of Common Stock will be sufficient for share issuances under the ESPP for approximately five years. Actual usage will vary based on employee participation rates, contribution amounts, and changes in our stock price.
This share reserve is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. Except as a result of one of foregoing adjustments, The ESPP share reserve will not increase without further stockholder approval.
Term of the ESPP
If approved by the Company’s stockholders, the ESPP will continue until the earlier of (i) the date the ESPP is terminated by the Board, or (ii) the ten (10) year anniversary of its effective date.
Eligibility
An employee of a Participating Company will be eligible to participate in the ESPP if he or she (i) has been employed by a Participating Company for at least ninety (90) days, and (ii) is customarily employed for at least twenty (20) hours per week. Non-employee directors of the Company will not be eligible to participate in the Plan. Additionally, the ESPP prohibits participation by any person who directly or indirectly owns (or after acquiring shares of Common Stock under the ESPP would come to own) 5% or more of the total voting power or value of all equity securities of the Company and any of its subsidiaries.
The Plan Administrator may designate from time-to-time which Company’s subsidiaries will participate in the ESPP as Participating Companies, but as of the effective date of the ESPP the Company anticipates that the Company and Hyliion Inc. will be the only Participating Companies. As of April 3, 2023, approximately 245 employees of the Participating Companies would have been eligible to participate in the ESPP if it had been in effect on such date.
As a Code Section 423 employee stock purchase plan, all eligible employees must have equal rights and privileges under the ESPP, and the terms of the ESPP must be administered uniformly for all eligible employees.
Offering Period and Purchase Dates
The Plan Administrator has discretion to determine the start and duration of offering periods under the ESPP, but in conformance with the rules under Code Section 423 an offering period may not exceed twenty-seven (27) months. Unless the Plan Administrator determines otherwise, shares of Common Stock will be offered for purchase under the ESPP through a series of consecutive quarterly offerings beginning on each January 1, April 1, July 1, and October 1, and ending on the immediately following March 31, June 30, September 30, and December 31, respectively, with the first offering period anticipated to commence on July 1, 2023.
On the first trading day of each offering period (the “Offering Date”), a participating employee is granted a purchase right, which is automatically exercised on the last trading day of the offering period (the “Purchase Date”). During an offering period, pre-authorized payroll deductions will be made from each participant’s compensation in accordance with the participant’s instruction. Contributions will be credited to an individual book-entry account maintained for them in connection with the ESPP. When a purchase right is automatically exercised, the amount of the participant’s payroll deductions for the offering period is automatically used to purchase shares of Common Stock on the Purchase Date.
Purchase Price
For the initial offering period, the price per share to purchase shares of Common Stock under the ESPP will be an amount equal to the lesser of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date; provided, that, the purchase price per share of Common Stock will in no event be less than the $0.0001 par value per share of the Common Stock (the “Purchase Price”).
As of April 3, 2023, the fair market value of a share of Common Stock was $2.06, the closing price on that date; and if that price reflected the fair market value at which Stock would be purchased under this plan, the purchase price per share of Common Stock for participating employees would have been 85% of $2.06 or $1.75.

The ESPP will create a compensation expense for Company accounting purposes because the Purchase Price of the shares of Common Stock will be 85% of fair market value on a Purchase Date or Offering Date, as applicable.
Payment of Purchase Price; Payroll Deductions
On each Purchase Date, shares of Common Stock will be purchased with a participating employee’s accumulated payroll deductions for the applicable offering period, as well as any balance in the participant’s ESPP account which remain unused from prior offering periods. Participating employees may elect payroll deductions, ranging from 1% to 15%, or such other maximum percentage specified by the Plan Administrator for an offering period, of the participating employee’s compensation with respect to an offering period.
Annual Share Purchase Limit
The fair market value of shares of Common Stock that a participating employee may purchase through the ESPP during any calendar year may not exceed $25,000. This is also the statutory limit under Code Section 423.
Source of Common Stock
To satisfy the purchase of Common Stock on a Purchase Date, the Plan Administrator will be authorized, in its sole judgment, to issue Common Stock held in the Company’s treasury or to issue the authorized but unissued shares of Common Stock that will be approved by stockholders and reserved for this ESPP.
Change of Payroll Deduction
A participating employee may not change his or her contributions during an in-progress offering period, but may change his or her ESPP contributions for subsequent offering periods. The Plan Administrator may specify the dates by which participants must submit new contribution information in order to change his or her payroll contributions for the subsequent offering period.
Withdrawal from ESPP; Termination of Employment
A participating employee may voluntarily withdraw from the ESPP at any time. A participating employee will automatically be withdrawn from an offering period upon a termination of employment with a Participating Company, or a change in the Participant’s employment status following which the Participant is no longer an eligible employee, and a withdrawing or terminated employee’s unused payroll deductions will be refunded.
Assignability and Transferability
No purchase rights under the ESPP are assignable or transferable by a participating employee, except by beneficiary designation, will or the laws of inheritance following a participant’s death. An attempt by a participating employee to assign, transfer, pledge or otherwise dispose of his or her purchase rights will be invalid. During a participating employee’s lifetime, a purchase right granted under the ESPP may be exercisable only by the participating employee.
Notice of Sale; Holding Periods
Participants shall be required to promptly notify the Plan Administrator if they dispose of shares of Common Stock acquired under the ESPP prior to the expiration of the later of two years from the Offering Date or one year from the Purchase Date.
The Plan Administrator may, in its discretion, impose limits preventing participants from selling shares of Common Stock acquired under the ESPP unless the shares have been held for a specified period.
Amendment, Suspension, and Termination
The Board may, subject to compliance with Code Section 423, at any time amend, suspend or terminate the ESPP. Upon termination of the ESPP, the Plan Administrator may elect to terminate the current offering period or permit any current offering period to expire in accordance with the terms of the ESPP after the Purchase Date for such offering period. If any offering period is terminated prior to its expiration and Purchase Date, unused payroll deductions, if any, of each participating employee will be refunded (without interest) to the participating employee as soon as practicable thereafter.
No Interest Accrual
The ESPP is unfunded and no interest will accrue or be paid in respect of the balance of a participating employee’s book-entry account.
United States Federal Income Tax Consequences of ESPP Participation

The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.
Section 423 of the Code will provide certain tax benefits to participating employees purchasing shares of Common Stock under the ESPP. A participating employee will not recognize income for federal income tax purposes upon the grant of a purchase right for any offering period. Also, the participating employee will not recognize income upon the automatic exercise of the purchase right to purchase shares of Common Stock. The participating employee will recognize income only when he or she sells the shares of Common Stock. The participating employee’s taxable income upon the sale of the shares of Common Stock will be based on the excess (if any) of the sale price over the purchase price.
The character of the income (ordinary income, short-term capital gains or long-term capital gains) depends on whether the employee sells the shares of Common Stock in a qualifying disposition or a disqualifying disposition. The sale will be treated as a qualifying disposition if the employee has satisfied the holding requirement under Code Section 423. If the employee holds the shares of Common Stock until at least the later of (i) two years from the first day of the applicable offering period or (ii) one year from the Purchase Date, then the sale will be treated as a qualifying disposition. Upon sale in a qualifying disposition, the employee’s ordinary income will be limited to the lesser of (i) the discount to the purchase price of the shares of Common Stock on the Purchase Date, or (ii) the net gain (i.e., the fair market value on the date the share of Common Stock is sold less the purchase price), if any, from selling the shares of Common Stock. Any remaining income recognized upon the sale of the shares will be treated as long-term capital gain. In general, a qualifying disposition has been a tax preferred sale because the maximum federal income tax rate on long-term capital gains has generally been lower than for ordinary income (or short-term capital gains). If the fair market value of the shares of Common Stock on the date of the qualifying disposition is less than the purchase price for the shares, there will be no ordinary income, and any loss recognized will generally be a capital loss.
If the employee does not meet the holding requirement described above, then the sale is a disqualifying disposition, and the employee will realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the Purchase Date on which the employee acquired the shares and the purchase price paid for those shares. In addition, if the employee sells the shares at a price in excess of the fair market value of the shares on the Purchase Date, the employee will realize capital gain in an amount equal to the difference between the selling price of the shares of Common Stock and the fair market value of those shares on the Purchase Date. Alternatively, if the employee sells the shares of Common Stock at a price less than their fair market value on the Purchase Date, the employee will realize a capital loss in an amount equal to the difference between the fair market value of the shares of Common Stock on the Purchase Date and the selling price for those shares.
The Participating Company that employs the participating employee will not be entitled to a deduction based on the 15% purchase price discount on the shares of Common Stock purchased by the employee if he or she satisfies the applicable holding period under Code Section 423. However, if the participating employee sells the shares of Common Stock prior to the end of the Code Section 423 holding period, the Participating Company that employs the employee will be entitled to a deduction in an amount equal to the ordinary income recognized by the employee (i.e., the excess of the fair market value of the shares of Common Stock on the Purchase Date over the purchase price).
Equity Compensation Plan Information
Please see page 13 of this Proxy Statement for information concerning the Common Stock authorized or available for issuance under the Company’s equity plans.
Registration with the Securities and Exchange Commission
If the ESPP is approved by the Company’s stockholders, the Company will file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 covering the shares of Common Stock authorized for issuance under the ESPP.
New Plan Benefits
The ESPP is a new benefit plan. Participation in the ESPP by eligible employees is strictly voluntary The number of shares that may be purchased in any single offering period under the ESPP is dependent on how many employees are eligible, how many elect to participate in the ESPP, each participating employee’s election as to the level of payroll deduction, and the purchase price for each applicable offering period. Accordingly, the number of employees who will participate in the ESPP, the number of shares expected to be purchased under the ESPP in any single offering period (in general, or as to any individual or group of employees), and the potential duration of the ESPP, are not determinable.
Vote Required
The affirmative vote of a majority of Company’s shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal and the ESPP. If you “abstain” from voting, it will have the same effect as an “against” vote. Broker non-votes will have no effect on this proposal.
The Board recommends a vote for “FOR” the approval of the Hyliion Holdings Corp. Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION MATTERS
For purposes of this executive compensation discussion, the names and positions of our named executive officers (“NEOs”) for the 2022 fiscal year were:
•Thomas Healy, Chief Executive Officer and Founder;
•Jon Panzer, Chief Financial Officer;
•Dennis Gallagher, Chief Operating Officer;
•Cheri Lantz, Chief Strategy Officer;
•Jose Oxholm, Vice President, General Counsel and Chief Compliance Officer; and
•Sherri Baker, Former Chief Financial Officer.
We further expanded our executive officer team with the addition of Ms. Lantz as our Chief Strategy Officer on February 28, 2022. Mr. Panzer became our Chief Financial Officer on September 12, 2022. In order to recruit and to immediately incentivize Mr. Panzer, he was granted 60,000 restricted stock units upon hire that are subject to one-year vesting. Mr. Panzer and Ms. Lantz were also granted 36,494 and 127,315 restricted stock units, respectively, that are subject to three-year vesting, and 115,206 and 131,250 restricted stock units with performance conditions, respectively, that are subject to three-year vesting. Mr. Panzer and Ms. Lantz were also granted cash sign-on bonuses of $350,000 and $100,000, respectively. The cash incentives were offered to induce Mr. Panzer and Ms. Lantz to leave their previous positions and cover cash and other compensation they were leaving behind.
Ms. Baker departed as Chief Financial Officer effective September 8, 2022.
Compensation Discussion and Analysis (“CD&A”)
In this section, we describe the compensation program for our NEOs. We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board (the “Committee”) in 2022 as it relates to the compensation of our NEOs.
Components of Compensation
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance stockholder value. The primary objectives of our compensation programs for executive officers are to:
•attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies;
•create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•align total compensation with the objectives and strategies of our stockholders and business.

The following principles guide our compensation decisions and reflect our governance practices related to our compensation program.

	WHAT WE DO		WHAT WE DON’T DO

✓	Continually assess our compensation practices against the market, our competition, and alignment with stockholder interests.	X	No hedging of our stock by employees, including executives or directors.

✓	Maintain minimum stock ownership guidelines for executives and directors.	X	No pledging of our stock by employees, including executives or directors.

✓	Tie a substantial portion of our executive officers’ annual and long-term compensation to quantifiable measures of the Company’s financial performance.	X	No excise tax gross-ups for severance for severance benefits related to a change in control.

✓	Establish requirement that performance-based compensation will not be earned unless at least a minimum threshold performance is achieved.	X	No re-pricing or cash buyout of underwater stock options without stockholder approval.

✓	Disclose performance goals for incentive payments.	X	No providing of excessive perquisites.

✓	Set maximum payout caps on our annual and long-term incentives.	X	No encouragement of excessive risk-taking through compensation programs.

✓	Pay for performance with 78% of our Chief Executive Officer’s target total pay opportunity being performance-based “at risk” compensation.	X	No providing of supplemental executive retirement plans.

✓	Provide a minimum vesting period of at least one year for at least 95% of our equity awards.

✓	Limit perquisites and other benefits.

✓	Engage an independent consultant reporting directly to the Committee.

✓	Perform an annual compensation risk assessment.

✓	Maintain strict insider trading policies, incentive plan clawback policies, and black-out periods for executives and directors.
Compensation Decisions, Philosophy, and Governance
Overview of Business and 2022 Results
Our mission is to be the leading provider of electrified powertrain solutions for the commercial vehicle industry. Our goal is to reduce the carbon intensity and the greenhouse gas (“GHG”) emissions of the transportation sector by providing hybrid and range-extending electric powertrain solutions for Class 8 semi-trucks at the lowest total cost of ownership (“TCO”). Throughout our product offerings, we utilize our battery systems, control software and data analytics, combined with fully integrated electric motors and power electronics, to produce electrified powertrain systems.
We recently launched our commercial Hybrid system, and the Hypertruck ERX system is in the design verification phase. The Hybrid system is designed as an add-on to electric powertrains on trucks which can augment power needs or potentially save on fuel costs, and the Hypertruck ERX is a complete powertrain option that is fully electric and leverages an onboard generator to recharge the batteries as the vehicle is in operation. By reducing both GHG emissions and TCO, our environmentally conscious solutions support our customers’ pursuit of their sustainability and financial objectives.
During the year we are proud to have accelerated growth of sales of our Hybrid systems, began on-road testing of Hypertruck ERX design verification vehicles, deployed design verification Hypertruck ERX vehicles into controlled fleet operations, and began Hypertruck ERX winter testing.
Further, we acquired assets including new hydrogen and fuel agnostic capable KARNOTM generator technology from General Electric Company’s GE Additive business. The technology is expected to achieve a meaningful efficiency improvement over today’s conventional generators and could be more efficient than most available fuel cells. These efficiency improvements should, in turn, enable fuel cost reductions and improved vehicle range. The technology should also provide for significant reductions in noise, vibration, moving parts and maintenance as compared to current combustion engines. The KARNO power system is expected to be capable of operating on over 20 different fuels including hydrogen, natural gas, propane, ammonia and conventional fuels.
The actions of the Committee and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our product development, growth and operational goals for our Company. These achievements correlate to the performance metrics set for both our long- and short-term incentive programs, as discussed in more detail below.
Key Compensation Actions and Decisions
In 2022, we continued to balance fixed compensation and at-risk compensation. Key elements of our compensation program include:
•Base Salary:    Base salaries are set at levels that reflect the tenure, experience, performance and responsibilities of our NEOs and that are competitive with similar positions at companies in our peer group.
•At-risk Compensation:    We believe that a significant portion of compensation should be at risk, tied to the Company’s stock performance and not payable, if at all, for several years. Accordingly, at the beginning of the performance year, we establish a specific minimum percentage of each NEO’s total compensation that will be delivered through long-term equity-based awards.
In 2021 (for Messrs. Healy, Gallagher and Oxholm and Ms. Baker, who were hired prior to 2022) and in 2022 (for Mr. Panzer and Ms. Lantz, who were hired in 2022) we provided significant performance-based restricted stock unit (PRSU) grants that are meant to immediately incentivize performance while also retaining talent over a four-year period. Please see “2022 Long-Term Incentive Award Grants and Achievement” for further discussion. These front-loaded PRSU grants are intended to serve as long-term equity for the multi-year performance period without additional performance-based equity grants during that time period. We did not provide any PRSU grants to Messrs. Healy, Gallagher and Oxholm or Ms. Baker in 2022, and we do not anticipate providing any additional PRSU grants to the NEOs while the 2021 and 2022 PSRU awards remain outstanding.
•Pay for Performance Measures:    In 2022, we employed multiple performance measures to balance short-term and long-term objectives that were consistent with the business strategies and goals to bring our products to market. As discussed in more detail below, our long-term and short-term incentive grants included achievement of specified levels of Hypertruck ERX orders, Hypertruck ERX design verification samples, launch facility letters of intent, controlled Hypertruck ERX fleet trials, and revenue. Our short-term incentive grants also had an individual performance component weighted at 25% of the award.
Role of Compensation Committee and the Decision-Making Process
The Committee began its consideration of 2022 executive compensation by evaluating our compensation philosophy. The Committee affirmed our existing philosophy, reinforcing that our approach to compensation is fundamentally defined by our objective to attract, retain, and motivate the most talented and experienced executives possible in order to achieve outstanding business performance and stockholder value at a reasonable cost. Specifically, the Committee seeks to provide competitive base salaries for our NEOs, and to leverage short-term and long-term variable compensation in line with performance to appropriately reward our NEOs for the value they create.
To achieve these goals, we seek to provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other companies in our industry of comparable size, global reach and complexity. In addition, we strongly emphasize a culture of pay for performance. Our compensation strategy uses salary, annual incentives, long-term incentives, and/or benefits to directly incentivize employee performance. Performance is generally measured by pre-defined metrics or qualitative evaluations (performance appraisals) in order to reward and align accountability for our executive officers and other senior managers in working toward the achievement of our financial, strategic and operational objectives. Accordingly, the Committee considers market compensation (overall and by element), Company performance, and individual performance, along with cost reasonableness, in setting executive compensation levels.
The Committee does not believe that our compensation programs encourage risks that are reasonably likely to have a material adverse effect on the Company. This belief is based on the following:
•Hyliion maintains a good balance of fixed and at-risk compensation, an appropriate balance of short-and long-term compensation, and a reasonable balance of cash and equity-based compensation.
•Our compensation philosophy and strategy are reviewed by the Committee on an annual basis to align executive compensation with our business strategy.
•The Committee is comprised of solely independent directors, retains an independent compensation consultant for a balanced perspective and approves all pay decisions for our executive officers.
•Our incentive plans have stated maximum payout levels that cap the payouts.
•We have a clawback policy in place.
•Our stock ownership guidelines seek to encourage a long-term perspective by our executives.
•The Committee is directly involved in setting incentive plan goals and reserves the ability to use negative discretion to lower compensation plan payouts.
Role of Management
The Committee, in making executive compensation decisions, solicits input from management, as appropriate, with respect to individual and Company performance. The Committee receives recommendations and evaluations with respect to NEO compensation and performance from Mr. Healy (other than with respect to his own compensation). While Mr. Healy does not make a recommendation to the Committee with respect to his own compensation, he provides the Committee with a summary of his annual performance for the Committee’s consideration. The Committee evaluates this input, as well as the compensation data provided by its compensation consultant, as it independently makes its assessments and compensation decisions.
Role of Compensation Consultants
The Committee has engaged Meridian Compensation Partners, LLC (“Meridian” or “Consultant”) as its independent compensation consultant since 2020. Meridian has advised the Committee on evolving best pay practices and pay ratio disclosure and provided competitive market data on executive officer compensation. As required under NYSE listing rules, the Committee annually reviews the independence of the Consultant as part of its standard governance practice, including but not limited to the factors set forth in Section 240.10C–1(b)(4)(i) through (vi) under the Securities Exchange Act. The Committee has determined that the Consultant is independent and that its work does not raise any conflict of interest.
Use of Peer Group Data
As part of its engagement, Meridian benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. For 2022, Meridian compared our programs in these areas to a peer group comprised of 11 publicly traded companies with annual revenues between $0 and $1 billion and market caps ranging between $164 million and $23 billion at the time of the benchmarking analysis. These industry relevant companies are in line with Hyliion’s market cap and were used in determining 2022 compensation.
The peer group below was reviewed and approved by the Compensation Committee for 2022. The Committee considered compensation data from the proxy statements and other compensation disclosures of these companies when setting 2022 NEO compensation. Specifically, the Committee considered this peer group data when establishing overall compensation packages for our NEOs and each element of compensation within those packages for 2022 and, as part of our process, evaluated target total cash compensation for each NEO (base salary and target payments under our target annual incentive plan) and target total direct compensation for each NEO (base salary and target payments under our target annual incentive plan and long-term incentive plans). The Committee aims to set overall executive compensation, as well as each element of executive compensation, for each NEO at levels competitive with the peer group taking into consideration tenure, experience, performance, responsibilities, and expected contributions of each NEO.

Blue Bird Corporation	Nikola Corporation	The Shyft Group, Inc.
Gentherm Incorporated	Plug Power Inc.	Twin Disc, Incorporated
Miller Industries, Inc.	Rogers Corporation	Workhorse Group Inc.
Motor Car Parts of America, Inc.	Stoneridge, Inc.
Compensation Mix and Target Compensation Structure
The Committee believes that executive compensation should include a competitive combination of base salary, annual incentive compensation and long-term incentive compensation that emphasizes performance and balances shorter-term results with execution of longer-term financial and strategic initiatives. The share of 2022 at-risk compensation for our CEO and other NEOs is presented above under “Key Compensation Actions and Decisions.” The chart below illustrates the annual pay mix for our CEO and the other NEOs for 2022. The below does not include the special RSU grant for Mr. Panzer or cash sign-on bonuses made to Mr. Panzer and Ms. Lantz in connection with their recruitment and hiring in 2022. Mr. Panzer was granted 60,000 restricted stock units upon hire that are subject to one-year vesting. Mr. Panzer and Ms. Lantz were also granted cash sign-on bonuses of $350,000 and $100,000, respectively.

NAME	BASE SALARY	TARGET ANNUAL CASH INCENTIVE (% of Salary)	RSU GRANT/VESTING PERIOD	PRSU AWARDS SUBJECT TO VESTING IN 2022(1)
Thomas Healy	$650,000	100%	$0/N/A	375,000 shares
Jon Panzer(2)	$450,000	75%	$182,470/3 year	15,206 shares
Dennis Gallagher	$500,000	75%	$700,000/3 year	62,500 shares
Cheri Lantz	$385,000	70%	$550,000/3 year	43,750 shares
Jose Oxholm	$350,000	70%	$600,000/3 year	37,500 shares
Sherri Baker(3)	$425,000	75%	$600,000/3 year	50,000 shares
____________
(1)     This amount reflects the portion of the 2021 (for Messrs. Healy, Gallagher and Oxholm and Ms. Baker) or 2022 (for Mr. Panzer and Ms. Lantz) PRSU awards available for vesting in 2022.
(2)     RSU and PRSU grant amounts reflect proration to Mr. Panzer's hire date.
(3)     Ms. Baker departed as Chief Financial Officer effective September 8, 2022.
Base Salary
Base salary is the fixed compensation element we provide to our executives based on their qualifications, experience, and regular contribution to the business. Our goal is to ensure that business decisions are in the hands of executives with proven track records, and our ability to efficiently recruit, retain and motivate such talented people depends in part on competitive base salaries. Adjustments to base salary each year are dependent upon many factors, including an executive’s tenure, internal equity across the executive team based on individual roles and contributions, market data, the Company’s prior year performance, and general affordability based on business results. Base salary is generally subject to annual review, unless circumstances dictate otherwise, and base salary adjustments are effective following the Committee’s decision.
The Committee began its assessment of 2022 NEO base salaries with an analysis of base salary relative to the base salaries paid to executives in similar positions at the companies in the peer group discussed above and aimed to set NEO base salaries at competitive levels while considering tenure and experience of each NEO. The Committee concluded that 2022 base salaries for the Hyliion NEOs are reflective of the competitive market environment, and that no adjustments were required.

There were no base salary increases in 2022 for Messrs. Healy, Gallagher and Oxholm and Ms. Baker, who each joined the Company prior to 2022.
Annual Incentives
For 2022, the Committee approved annual incentives based on the achievement of specific operational goals to each NEO. At the start of 2022, Hyliion had begun to generate revenue and the Committee believed that it was most important to have an annual incentive plan to incentivize management to achieve key operational milestones related to bringing our products to market, along with individual performance. Seventy-five percent (75%) of the annual incentive plan for 2022 was based on five key formulaic metrics: Hypertruck ERX orders, Hypertruck ERX design verification samples, launch facility letters of intent, controlled Hypertruck ERX fleet trials, and revenue. The Committee chose these performance metrics as key value-creating milestones and believes that they correctly focus the executive team on the growth, operational and product development targets that align with our Company strategy. Due to their importance, these same performance metrics also formed part of the long-term incentive plan performance targets discussed below. The remaining twenty-five percent (25%) of the annual incentive plan was based on individual performance, determined by the Committee following its review of each executive’s performance.
Achievement of performance goals between threshold and target could generate a payout between 50% of target to 100% of target for each metric. If performance achievement for a given metric was below the threshold goal, no payout would be earned for that metric. For 2022, there was no ability to earn payouts above target or performance achievement in excess of target goals (i.e., payout opportunities were capped at target), other than for short-term incentive plan metrics pertaining to Hypertruck ERX orders and Hypertruck ERX design verification samples for which the Committee had discretion to increase payout up to 200%.
Company Performance Metrics and Achievement
Based on Company performance, the Committee reviewed and determined the following performance achievement results:

METRIC AND WEIGHTING	THRESHOLD	TARGET	ACHIEVED	% PAYOUT
Hypertruck ERX Orders (30%)	150	200	210	100%
Controlled Hypertruck Fleet Trials (20%)	1	3	3	100%
Revenue (20%)	$2.0 million	$2.4 million	$2.1 million	63%
Hypertruck ERX Design Verification Samples (15%)	9	13	11	100%*
Launch Facility Letters of Intent (15%)	3	3	0	0%**
Total				78%
* Eleven (11) Hypertruck Samples built, which was below the target of thirteen (13). The Committee approved 100% payout on this metric because it determined that thirteen (13) Hypertruck Samples could have been built but two (2) were not needed given changes to the test and verification plans.
** Management did not have sufficient time to complete negotiation of Letters of Intent.
Based on these results, the Committee approved a weighted payout at 78% of target in relation to the Company performance metrics.
Individual Performance Metrics and Overall Annual Incentive Achievement and Payout
In addition, the Company reviewed the individual performance of the NEOs and determined that each NEO had fully met his or her performance objectives in 2022. The individual performance achievement at 100% of target (weighted at 25%) together with the Company performance at 78% of target (weighted at 75%) resulted in overall annual incentive plan payouts to each NEO at the 83% of target level. Detail regarding the individual performance achieved by each NEO and the resulting annual incentive payouts are indicated below. For those NEOs hired in 2022, the payout is prorated for the portion of the performance period during which they were employed.

NAME	INDIVIDUAL GOALS AND ACHIEVEMENTS	TOTAL ANNUAL CASH INCENTIVE PAYOUT
Thomas Healy	Implemented Company feedback program; established strategic partnerships; executed on industry positioning and outreach; and cascaded Company vision throughout the organization	$540,310
Jon Panzer	Continued development of finance and accounting team; worked toward development of a robust investor relations program; supported corporate development programs; oversaw enterprise-wide system architecture implementation; and supported Hypertruck ERX key milestones and projects	$85,320	(1)
Dennis Gallagher	Developed and delivered backlog of Hybrid systems for sale and internal use; evolved the program management process to build Hypertruck ERX samples; and secured 200 Hypertruck ERX Founders Program orders	$311,720
Cheri Lantz	Developed Company long-range growth strategy; prioritized external collaborations; drove pace and execution of strategic deals; established strategy and organizational support requirements; and supported Company talent, community, and culture	$186,680	(2)
Jose Oxholm	Supported Hypertruck ERX Founders Program; continued to develop the legal team; created a multi-year compliance program roadmap; supported public company compliance; and supported Company positioning in industry	$203,660
____________
(1)      This amount reflects proration to Mr. Panzer’s hire date.
(2)      This amount reflects proration to Ms. Lantz’s hire date.
Long-Term Incentive Plan
In 2020, the Company adopted the Hyliion 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan is an omnibus plan that provides for the grant of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to eligible employees, directors and consultants, including employees and consultants of our affiliates.
The 2020 Plan is intended to compensate our executives for their long-term contributions to Company performance, based upon metrics that closely align with long-term stockholder value. For our NEOs, we use a combination of time and performance-based restricted stock units to balance retention and attainment of financial and operational goals. The Committee believes that such long-term incentive compensation aligns the interests of our NEOs with the interests of our stockholders. The Committee considered data drawn from the peer group in a competitive market analysis prepared by Meridian in establishing the target long-term incentive award values below.
Long-Term Incentive Award Program
The Company adopted a long-term incentive award program in 2021 following Closing of the merger with Tortoise Acquisition Corp. in order to align officers with stockholders, enhance retention, and drive achievement of critical performance milestones. The Company’s CEO and other officers were granted PRSUs in 2021 that were intended to cover a 4-year period, subject to annual achievement of performance goals. One-fourth of the 2021 award will vest over 4-years beginning in 2021, one-fourth of the 2021 award will vest over 3-years beginning in 2022, one-fourth of the 2021 award will vest over 2-years beginning in 2023, and one-fourth of the 2021 award will vest over 1-year beginning in 2024. PRSUs were granted to newly-hired officers in 2022 that cover a 3-year period, to align with the remaining period of the 2021 PRSUs. The 2021 PRSUs represented the only long-term incentive award for Mr. Healy, while other officers receive time-based RSUs as part of their annual long-term incentive awards. Time-based RSUs generally vest one-third on the anniversary of the grant and in one-twelfth increments thereafter.
The Committee will set performance metrics each year during the multi-year performance period and will evaluate performance and approve payout for the applicable portion of the award earned for that year. Because the Company is in a growth and start-up stage of its life cycle and is working to bring products to market, setting multi-year performance goals that are rigorous and retentive is particularly difficult. In light of this, the Committee felt that retaining the ability to set new goals each year was very important so that it can be flexible and set incentives based on goals and metrics that align with the critical strategic and development steps over the performance period. This structure also establishes strong retention and stockholder value alignment from the outset, and the Committee expects to set multi-year goals in future grants of PRSUs. If achieved, the applicable portion of the award earned for a particular year will payout in equal parts during the remaining term of the multi-year performance period, subject to the executive’s continued employment.
For fiscal 2022, the annual cash incentive program and the PRSU metrics largely were the same given the imperative nature of these critical milestones. Going forward for the 2023 tranche, the metrics have been differentiated between the annual cash incentives and the PRSUs.
2022 Long-Term Incentive Award Grants and Achievement
In 2022, we granted time-based restricted stock units (RSUs) to each of the NEOs and performance-based restricted stock units (PRSUs) to Mr. Panzer and Ms. Lantz, who were hired in 2022. The value of the PRSU grants to Mr. Panzer and Ms. Lantz are front loaded and intended to serve as long-term equity for the 2022 to 2024 performance period without additional performance-based equity grants during that time period. Messrs. Healy, Gallagher and Oxholm and Ms. Baker received PRSU awards in 2021 and we did not provide any additional PRSU grants to them in 2022. We do not anticipate providing any additional PRSU grants to NEOs while these awards remain outstanding. As discussed earlier, Mr. Panzer and Ms. Lantz also received RSU grants in connection with their hiring in 2022.

NAME	RSU AWARDS	PRSU AWARDS(1)	2022 PRSUs SUBJECT TO VESTING IN 2022(2)	PRSUs SUBJECT TO FUTURE VESTING
Thomas Healy	—	1,500,000	375,000	750,000
Jon Panzer	96,494	115,206	15,206	100,000
Dennis Gallagher	162,037	210,959	62,500	125,000
Cheri Lantz	127,315	131,250	43,750	87,500
Jose Oxholm	138,889	150,000	37,500	75,000
Sherri Baker(3)	138,889	200,000	50,000	—
____________
(1)     Performance period through fiscal 2024.
(2)     For Mr. Panzer, RSU and PRSU grant amounts reflect proration based upon his hire date.
(3)     Ms. Baker departed as Chief Financial Officer effective September 8, 2022.
RSUs: These RSUs vest over a three-year period. One third of the RSUs vest after one year and the remaining RSUs vest quarterly thereafter subject to continued service.
PRSUs: In 2021 (for Messrs. Healy, Gallagher and Oxholm and Ms. Baker, who were hired prior to 2022) and in 2022 (for Mr. Panzer and Ms. Lantz, who were hired in 2022) we provided significant PRSU grants that were structured to both immediately incentivize performance and serve as a retention vehicle in a highly competitive job market. The PRSUs are subject to performance metrics over a three-year (for Mr. Panzer and Ms. Lantz) or four-year (for Messrs. Healy, Gallagher and Oxholm and Ms. Baker) performance period. We did not provide any PRSU grants to Messrs. Healy, Gallagher and Oxholm or Ms. Baker in 2022, and we do not anticipate providing any additional PRSU grants to the NEOs while the 2021 and 2022 PSRU awards remain outstanding.
Portions of the PRSU awards were subject to vesting following completion of the 2022 performance year. The performance metrics associated with those awards for 2022 are set forth below and are consistent with the goals we set for our annual incentive plan in order to incentivize and drive performance against these key indicators in 2022. We believe that our product progress and achievement indicate that these incentives were appropriately aligned.

METRIC AND WEIGHTING	THRESHOLD	TARGET	ACHIEVED	% PAYOUT
Hypertruck ERX Orders (30%)	150	200	210	100%
Controlled Hypertruck Fleet Trials (20%)	1	3	3	100%
Revenue (20%)	$2.0 million	$2.4 million	$2.1 million	63%
Hypertruck ERX Design Verification Samples (15%)	9	13	11	100%*
Launch Facility Letters of Intent (15%)	3	3	0	—%
Total				78%
* See “Company Performance Metrics and Achievement” for explanation of 100% payout for below target achievement.
Based on Company performance, the Committee approved payout of these awards at 78% of target, in line with the achieved weighted performance of the above performance metrics. The table below indicates the number and value of the PRSUs that vested for each NEO for this year and which will pay out in equal amounts over the next three years, subject to the NEO’s continuing employment.

NAME	PRSUs SUBJECT TO VESTING IN 2022	PRSUs VESTED IN 2022 BASED ON PERFORMANCE	FORFEITED PRSUs
Thomas Healy	375,000	292,500	82,500
Jon Panzer(1)	15,206	11,861	3,345
Dennis Gallagher	62,500	48,750	13,750
Cheri Lantz	43,750	34,125	9,625
Jose Oxholm	37,500	29,250	8,250
Sherri Baker(2)	50,000	—	50,000
____________
(1)     PRSU grant amount reflects proration to Mr. Panzer's hire date.
(2)     Ms. Baker departed as Chief Financial Officer effective September 8, 2022.
Additional information regarding the equity awards provided to our NEOs during 2022 is set forth under the captions “Outstanding Equity Awards at End of Fiscal Year 2022,” and “Equity Compensation Plan Information.”
Executive Compensation Review for 2023
As outlined above, for fiscal 2022, the annual cash incentive program and the PRSU metrics largely were the same given the imperative nature of these critical milestones. The Committee determined that 2023 annual cash incentive and PRSU metrics should differ based on the benefits accrued to stockholders over their relative performance timeframes. The 2023 annual cash incentive metrics include: delivering shipments of Hypertruck ERX units to customers, execution of an OEM long-term agreement, reduction in Hypertruck ERX cost and weight, and certain metrics selected representing the importance of Company culture and safety. The 2023 PRSU metrics include: execution of Hypertruck KARNO demonstration events, obtaining confirmed Hypertruck ERX orders for delivery in 2024, development of a functional proof-of-concept powertrain platform beyond the Hypertruck ERX and Hypertruck KARNO, and improvement of Hypertruck ERX working capital management.
Employment Agreements
In order to attract and retain high-quality candidates in a competitive industry and job market, the Company has entered into employment agreements with each of Messrs. Healy, Panzer, Gallagher, and Oxholm and Ms. Lantz. See “Employment Agreements with Named Executive Officers” for a summary of the material terms of those employment agreements.
Other Compensation Policies
Severance Protection
The Company does not have a severance policy. However, Messrs. Healy, Panzer, Gallagher, and Oxholm and Ms. Lantz have provisions in their employment agreements that provide the following in the event of an involuntary termination without cause or termination of employment for good reason, in each case separate from a change in control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations.
In the event that an NEO’s employment is terminated by the Company following expiration or non-renewal of his or her employment agreement, for convenience of Company or without Cause (as defined in the employment agreement) or if the NEO terminates his or her employment for Good Reason (as defined in the employment agreement), the NEO will be entitled to:
•receive 36 months’ (Mr. Healy) or 12 months (other NEOs) base salary, paid in installments over that same period of months;
•accelerated vesting of all equity compensation awards, other than performance-based awards, that were granted more than one year prior to the date of termination;
•the right to exercise options until the earlier of three years from the termination date, the expiration date of the option or the date immediately prior to a change in control (if the option is not otherwise assumed or substituted); and
•up to 18 months (Mr. Healy) or 12 months (other NEOs) reimbursement for COBRA health coverage for the NEO’s family to the extent the monthly amount exceeds what similarly situated employees of the Company pay for similar coverage.
Change in Control Protection
Although we do not enter into change in control agreements with our executives, certain NEOs have change in control provisions included in their employment agreements. The Committee has determined that these change in control protections are a valued component of our overall compensation program for purposes of recruiting and retaining quality executives. Therefore, the employment agreements of Messrs. Healy, Panzer, Gallagher, and Oxholm and Ms. Lantz provide for the following in the event of a change in control, as that term is defined in the 2020 Equity Incentive Plan:
•one-time performance award granted pursuant to the employment agreement, (which are the PRSUs discussed above) will vest based on actual achievement of performance criteria, measured immediately prior to such change in control and assuming continuous employment through immediately prior to the change in control;
•unvested time-based awards, if not assumed, will vest assuming continuous employment through immediately prior to the change in control; and
•severance payments as applicable.
Stock Ownership Guidelines
Stock ownership guidelines help to foster a focus on long-term growth. Our Board believes that our executives and non-employee Directors should maintain a meaningful equity interest in Hyliion and has therefore adopted stock ownership guidelines. As indicated below, each executive team member and non-employee Director is required within five (5) years following the date of hire (for an executive) or first election or appointment (for a Director), to own Hyliion shares having an aggregate value equal to at least:

CEO	10x base salary
Other NEOs	3x base salary
Non-employee Director	4x annual cash retainer
As of the date of this proxy statement, Messrs. Healy, Cubbage, and Pang meet the requirements under the stock ownership guidelines and all other NEOs and non-employee Directors are on track to meet the requirements under the stock ownership guidelines within the time permitted.
Clawback Policy
The Company maintains a culture that emphasizes integrity and accountability and that reinforces the Company’s pay for performance compensation philosophy. The Board has therefore adopted a Clawback Policy which provides for the possibility of recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws fraud or misrepresentation. In the event of fraud, misrepresentation or if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may require reimbursement or forfeiture of any excess incentive compensation received by any current or former executive officers including the NEOs (“Covered Executives”) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results or without fraud or misrepresentation, as determined by the Board. If the Board cannot determine the amount of excess incentive compensation received by the Covered Executive directly from the information in the accounting restatement or similar information, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
The Committee will review the current Clawback Policy and provide for amendments as needed in order to comply with NYSE rules in advance of the upcoming deadline for compliance.
Benefits and Perquisites
We provide our executives with medical, dental and life insurance under the same programs used to provide benefits to all employees. These benefits are not tied to individual or Company performance and changes to these benefits reflect the changes to benefits of all employees.
Compensation Committee Interlocks and Insider Participation
None of the Compensation Committee members:
•Has ever been an officer or employee of the Company;
•Is or has been a participant in a related party transaction with the Company (see “Certain Relationships and Related Party Transactions — Related-Person Transactions Policy” for a description of our policy on related party transactions); or
•Has any other interlocking relationships requiring disclosure under applicable SEC rules.
Compensation Committee Report
The Compensation Committee of the Board of Directors of Hyliion Holdings Corp. reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included (or incorporated by reference as applicable) in our Annual Report on Form 10-K for the year ended December 31, 2022 and this Proxy Statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting materials” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Compensation & Organization Committee:
Vincent Cubbage, Chair
Mary Gustanski

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table (“SCT”)
The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Thomas Healy	2022	$650,000	$—	$1,620,000	$—	$540,310	$—	$—	$2,810,310
Chief Executive Officer	2021	$650,000	$—	$4,188,750	$—	$416,000	$—	$—	$5,254,750
	2020	$320,192	$—	$—	$—	$—	$—	$31,000	$351,192
Jon Panzer	2022	$129,808	$350,000	$296,005	$—	$85,320	$—	$—	$861,133
Chief Financial Officer	2021	$—	$—	$—	$—	$—	$—	$—	$—
	2020	$—	$—	$—	$—	$—	$—	$—	$—
Dennis Gallagher	2022	$500,000	$—	$970,000	$—	$311,720	$—	$—	$1,781,720
Chief Operating Officer	2021	$182,692	$100,000	$1,022,781	$—	$89,677	$—	$49,711	$1,444,861
	2020	$—	$—	$—	$—	$—	$—	$—	$—
Cheri Lantz	2022	$318,365	$100,000	$739,001	$—	$186,680	$—	$—	$1,344,046
Chief Strategy Officer	2021	$—	$—	$—	$—	$—	$—	$—	$—
	2020	$—	$—	$—	$—	$—	$—	$—	$—
Jose Oxholm	2022	$350,000	$—	$762,000	$—	$203,660	$—	$—	$1,315,660
General Counsel & Chief	2021	$350,000	$20,000	$1,018,872	$—	$156,800	$—	$2,979	$1,548,651
Compliance Officer	2020	$40,385	$—	$—	$—	$—	$—	$7,107	$47,492
Sherri Baker	2022	$300,769	$—	$816,000	$—	$—	$—	$425,000	$1,541,769
Former Chief Financial	2021	$375,961	$350,000	$1,408,493	$—	$180,968	$—	$75,864	$2,391,286
Officer	2020	$—	$—	$—	$—	$—	$—	$—	$—
____________
(1)       Mr. Panzer’s salary in 2022 reflects the compensation he received beginning on September 12, 2022, the date on which he joined the Company. Ms. Lantz’s salary in 2022 reflects the compensation she received beginning on February 28, 2022, the date on which she joined the Company. Ms. Baker’s salary in 2022 reflects the compensation she received through September 8, 2022, her date of separation from the Company. Ms. Baker’s salary in 2021 reflects the compensation she received beginning on February 8, 2021, the date on which she joined the Company. Mr. Gallagher’s salary in 2021 reflects the compensation he received beginning on August 16, 2021, the date on which he joined the Company.
(2)       For Mr. Panzer and Ms. Lantz, the amounts for 2022 represent sign-on bonuses paid as an inducement to join the Company. Mr. Panzer’s sign-on bonus is subject to repayment in the event that Mr. Panzer’s employment is terminated for cause (as defined in his employment agreement) or if he chooses to leave the employment of the Company within one year of the date of hire. For Ms. Baker and Mr. Gallagher, the amounts for 2021 represent sign-on bonuses paid as an inducement to join the Company. Each of the sign-on bonuses for Ms. Baker, Mr. Gallagher and Ms. Lantz was subject to repayment in the event that their employment was terminated for cause (as defined in the applicable employment agreement) or if he or she chose to leave the employment of the Company, in each case, within one year of the date of hire. For Mr. Oxholm, the amount for 2021 represents a discretionary cash bonus paid to Mr. Oxholm for his performance in 2021.
(3)       The amounts in these columns represent the aggregate grant date fair value of RSU awards and the portion of the PRSU awards allocated for the performance period ended December 31, 2022 for each applicable named executive officer, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair values for the PRSUs and RSUs do not necessarily correspond to the actual value that will be realized by the named executive officers. Portions of the PRSU awards for Messrs. Healy, Gallagher, Oxholm and Ms. Baker, which were granted in 2021, vest over four years from the date of grant and portions of the PRSU awards, which were granted in 2022, for Ms. Lantz and Mr. Panzer vest over three years from the date of grant. Except for a special sign-on award of 60,000 shares to Mr. Panzer, which fully vests on the first anniversary of the grant, one-third of the RSU awards vest on the first anniversary of the date of grant, and the remaining two-thirds vest quarterly over two years thereafter. The grant date fair value of the PRSUs and RSUs in 2022 was calculated using the closing stock price on the date of grant ($4.32 on February 28, 2022, for Messrs. Healy, Gallagher and Oxholm and Mmes. Lantz and Baker, and $2.65 on November 8, 2022 for Mr. Panzer). The grant date fair value of the PRSUs and RSUs in 2021 was calculated using the closing stock price on the date of grant ($11.17 on March

26, 2021, for Messrs. Healy and Oxholm and Ms. Baker, and $8.71 on September 17, 2021 for Mr. Gallagher). The grant date fair value of the PRSU awards assumes (a) that target performance is achieved for the performance periods ended December 31, 2022 and 2021 (as applicable) and (b) 100% vesting of the portion of the PRSU award allocated for the performance periods ended December 31, 2022 and 2021 (as applicable). The specific terms of these awards are discussed in more detail in “Compensation Discussion and Analysis” above.
(4)       This column reflects amounts earned under our Annual Incentive Plan for 2021 and 2022, but that were not actually paid out until March 2022 and March 2023, respectively.
(5)       The amount in this column for 2022 reflects the severance payment amount for Ms. Baker. Amounts in this column for 2021 reflect, for Ms. Baker and Mr. Gallagher, company payments to cover relocation expenses. For 2021, the amounts for Mr. Oxholm did not reach $10,000 and therefore is not included.
Grants of Plan-Based Awards for 2022
The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2022:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Thomas Healy	—	$—	$650,000	$—	—	—	—	—	—	$—	$—
	2/28/2022	$—	$—	$—	—	375,000	—	—	—	$—	$1,620,000
Jon Panzer	—	$—	$102,643	$—	—	—	—	—	—	$—	$—
	11/8/2022	$—	$—	$—	—	15,206	—	—	—	$—	$40,296
	11/8/2022	$—	$—	$—	—	—	—	60,000	—	$—	$159,000
	11/8/2022	$—	$—	$—	—	—	—	36,494	—	$—	$96,709
Dennis Gallagher	—	$—	$375,000	$—	—	—	—	—	—	$—	$—
	2/28/2022	$—	$—	$—	—	62,500	—	—	—	$—	$270,000
	2/28/2022	$—	$—	$—	—	—	—	162,037	—	$—	$700,000
Cheri Lantz	—	$—	$224,583	$—	—	—	—	—	—	$—	$—
	2/28/2022	$—	$—	$—	—	43,750	—	—	—	$—	$189,000
	2/28/2022	$—	$—	$—	—	—	—	127,315	—	$—	$550,001
Jose Oxholm	—	$—	$245,000	$—	—	—	—	—	—	$—	$—
	2/28/2022	$—	$—	$—	—	37,500	—	—	—	$—	$162,000
	2/28/2022	$—	$—	$—	—	—	—	138,889	—	$—	$600,000
Sherri Baker(5)	—	$—	$318,705	$—	—	—	—	—	—	$—	$—
	2/28/2022	$—	$—	$—	—	50,000	—	—	—	$—	$216,000
	2/28/2022	$—	$—	$—	—	—	—	138,889	—	$—	$600,000
____________
(1)       These columns present information about the potential payouts under our Annual Incentive Plan for fiscal year 2022. The actual amount paid for each NEO is reflected above in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For a more detailed description of the related performance measures for these cash incentive awards, see above under “Compensation Discussion and Analysis.”
(2)       This column presents information about the portions of the PRSU awards allocated for the performance period ended December 31, 2022, pursuant to the 2020 Plan. For a more detailed description of the PRSU awards, see above under “Compensation Discussion and Analysis.”
(3)       This column presents information about RSU awards granted during 2022 pursuant to the 2020 Plan. For a more detailed description of the RSU awards, see above under “Compensation Discussion and Analysis.”
(4)       The amounts shown in this column represent the grant date fair value of the RSU awards and the portion of the PRSU awards allocated for the performance period ended December 31, 2022, as computed in accordance with FASB ASC Topic 718.
(5)       Ms. Baker did not receive payouts of any grants in 2022 under the non-equity incentive plan or any PRSU or RSU awards granted in 2022 as a result of her separation from the Company on September 8, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Thomas Healy	—	—	$—	—	—	$—	1,237,500	$877,500
Jon Panzer	—	—	$—	—	—	$—	115,206	$35,582
	—	—	$—	—	96,494	$225,796	—	$—
Dennis Gallagher	—	—	$—	—	—	$—	194,538	$146,250
	—	—	$—	—	203,125	$475,313	—	$—
Cheri Lantz	—	—	$—	—	—	$—	131,250	$102,375
	—	—	$—	—	127,315	$297,917	—	$—
Jose Oxholm	—	—	$—	—	—	$—	123,750	$87,750
	—	—	$—	—	169,105	$395,706	—	$—
Sherri Baker(5)	—	—	$—	—	—	$—	—	$—
____________
(1)       This column reflects unvested RSUs granted to the named executive officers as of December 31, 2022 which vest as follows:
(a) For Mr. Panzer, 75% in November 2023, with 3% quarterly thereafter;
(b) For Mr. Gallagher, 27% in February 2023, with approximately 10% quarterly thereafter;
(c) For Mr. Lantz, 33% in February 2023, with 8% quarterly thereafter; and
(d) For Mr. Oxholm, 27% in February 2023, with approximately 9% quarterly thereafter.
(2)       The market value was calculated using the closing price of our common shares of $2.34 as of December 31, 2022.
(3)       This column reflects total PRSU awards remaining, portions of which vest over three or four one-year performance periods (in each case ending in 2024) based upon the achievement of certain performance-based metrics, which are determined prior to each one-year performance period. For a more detailed description of the PRSUs, see above under “Compensation Discussion and Analysis.”
(4)       The market value was calculated using the closing price of our common shares of $2.34 as of December 31, 2022 and represents the market value of the portion of the PRSU award allocated to each NEO for the one-year performance period ended December 31, 2022 (Mr. Healy, 375,000; Mr. Panzer 15,206; Mr. Gallagher, 62,500; Ms. Lantz, 43,750; and Mr. Oxholm, 37,500).
(5)       Upon Ms. Baker's separation from the Company on September 8, 2022, 31,334 unvested shares relating to RSUs granted in March 2021 were accelerated.
Option Exercises and Stock Vested During Fiscal 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting(2)
Thomas Healy	—	$—	37,500	$163,875
Jon Panzer	—	$—	—	$—
Dennis Gallagher	—	$—	31,692	$94,829
Cheri Lantz	—	$—	—	$—
Jose Oxholm	—	$—	27,249	$105,885
Sherri Baker(3)	—	$—	58,715	$209,136
____________

(1)     The shares acquired are inclusive of PRSU awards for which performance conditions were achieved in prior years.
(2)     The value realized is calculated by multiplying the number of shares of stock by the market value of the underlying                     securities on the vesting date.
(3)     The shares acquired are inclusive of 31,334 unvested shares which were accelerated and received upon termination.
Potential Payments Upon Termination or Change of Control
Assuming the employment of each NEO was terminated under each of the following circumstances on December 31, 2022, payments made would have the following values based upon the closing price of our common stock of $2.34 as of December 31, 2022:

Name	Voluntary Without Good Reason	Involuntary With Cause	Voluntary With Good Reason	Involuntary Without Cause	Death/Disability	Change in Control
Thomas Healy
Salary/Bonus	$—	$—	$1,950,000	$1,950,000	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Performance-based awards(1)	$—	$—	$—	$—	$—	$2,895,750
RSUs	$—	$—	$—	$—	$—	$—
Jon Panzer
Salary/Bonus	$—	$—	$450,000	$450,000	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Performance-based awards(1)	$—	$—	$—	$—	$—	$269,582
RSUs	$—	$—	$—	$—	$225,796	$225,796
Dennis Gallagher
Salary/Bonus	$—	$—	$500,000	$500,000	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Performance-based awards(1)	$—	$—	$—	$—	$—	$455,219
RSUs	$—	$—	$—	$—	$475,313	$475,313
Cheri Lantz
Salary/Bonus	$—	$—	$385,000	$385,000	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Performance-based awards(1)	$—	$—	$—	$—	$—	$307,154
RSUs	$—	$—	$—	$—	$297,917	$297,917
Jose Oxholm
Salary/Bonus	$—	$—	$350,000	$350,000	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Performance-based awards(1)	$—	$—	$—	$—	$—	$289,575
RSUs	$—	$—	$—	$—	$395,706	$395,706
____________
(1)      For all outstanding performance-based awards, we have assumed that the payouts of the awards will be made at target levels. In reality, the payouts may be lower depending upon the actual level of performance achieved.
Employment Agreements with Named Executive Officers
Thomas Healy
We entered into an employment agreement with Mr. Healy on December 2, 2020, which was effective as of October 1, 2020 (the date that we closed the business combination) and was amended and restated on February 24, 2022. Mr. Healy’s amended and restated employment agreement provides for an initial three-year term ending on

October 1, 2024, and automatically renews for successive 12-month terms thereafter unless at least 180 days prior to the expiration of any then-existing term either party notifies the other of non-renewal. Pursuant to the terms of his employment agreement, Mr. Healy receives an annual base salary of $650,000 and is eligible for discretionary cash bonuses.
Subject to the approval of the Compensation Committee, the employment agreement states that Mr. Healy is eligible to receive (i) annual time-based restricted stock unit awards, in each case covering a number of shares of our common stock determined by the Compensation Committee in its sole discretion, and (ii) a one-time performance-based restricted stock unit award covering 1,500,000 shares of our common stock. Pursuant to the terms of his original employment agreement, the annual time-based restricted stock unit award vests over a four-year period, with 25% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Healy’s employment agreement) following the grant date, and 6.25% vesting on each quarterly vesting date thereafter, subject to Mr. Healy’s continuous service through each applicable vesting date. Pursuant to the terms of his amended and restated employment agreement, going forward, each time-based award (if any) will vest over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Healy’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter, subject to Mr. Healy’s continuous service through each applicable vesting date. The performance-based award will vest based upon the achievement of objective performance criteria, as determined by the Board’s compensation committee prior to the grant date, during the period from October 1, 2020 through December 31, 2025, subject to Mr. Healy’s continuous service through each applicable vesting date. The employment agreement provides that Mr. Healy will be eligible for certain severance payments and benefits in connection with specified qualifying terminations, as more fully described above under “Potential Payments and Benefits upon Termination or Change in Control.”
Jon Panzer
We entered into an employment agreement with Mr. Panzer on September 12, 2022. Mr. Panzer’s employment agreement provides for an initial three-year term ending on September 12, 2025, and automatically renews for successive 12-month terms thereafter unless at least 180 days prior to the expiration of any then-existing term either party notifies the other of non-renewal. Pursuant to the terms of his employment agreement, Mr. Panzer receives an annual base salary of $450,000 and an annual cash incentive with a target equal to 75% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Mr. Panzer’s employment agreement also provides for a $350,000 sign-on bonus, which is subject to repayment in the event Mr. Panzer’s employment is terminated for cause or by Mr. Panzer without good reason, in each case within one year of his appointment.
Pursuant to the terms of his employment agreement, Mr. Panzer was granted (i) a one-time stock award covering a number of shares of our common stock with a grant date value equal to $300,000 (the grant was determined to be subject to a share price floor of $5 by the Compensation Committee), which will vest on the one-year anniversary from date of grant, and (ii) annual time-based restricted stock unit awards, with the first annual time-based award covering such number of shares of our common stock with a grant date value equal to $600,000 (the grant was determined to be subject to a share price floor of $5 by the Compensation Committee and pro-rated based on hire date) which vests over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Panzer’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter and each subsequent annual time-based award covering a number of shares, as the Board and the Compensation Committee shall determine at their discretion, and (iii) a one-time performance-based restricted stock unit award covering 200,000 shares of our common stock (pro-rated based on hire date).The performance-based award will vest based upon the achievement of objective performance criteria, as determined by the Compensation Committee prior to the grant date, during the period from September 12, 2022 through December 31, 2025, subject to Mr. Panzer’s continuous service through each applicable vesting date. The employment agreement provides that Mr. Panzer will be eligible for certain severance payments and benefits in connection with specified qualifying terminations, as more fully described above under “Potential Payments and Benefits upon Termination or Change in Control.”
Dennis Gallagher
We entered into an employment agreement with Mr. Gallagher on August 10, 2021, which was effective as of August 16, 2021 and was amended and restated on February 24, 2022. Mr. Gallagher’s employment agreement provides for an initial three-year term ending on August 16, 2024, and automatically renews for successive 12-month terms thereafter unless either party notifies the other of non-renewal at least 180 days prior to the expiration of any then-existing term. Pursuant to the terms of his employment agreement, Mr. Gallagher receives an annual base salary of $500,000 and an annual cash incentive with a target equal to 75% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Mr. Gallagher’s employment agreement also provides for a $100,000 sign-on bonus, which is subject to repayment in the event Mr. Gallagher’s employment is terminated for cause (as defined in Mr. Gallagher’s employment agreement) or by Mr. Gallagher without good reason, in each case within one year of his appointment. Pursuant to the terms of his employment agreement, Mr. Gallagher was granted two one-time stock awards covering a number of shares of our common stock with a grant date value equal to (i) $235,324; which was immediately 100% vested upon grant, and (ii) $441,606 which vests over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Gallagher’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter, subject to Mr. Gallagher’s continuous service through each applicable vesting date. Each of the foregoing awards are subject to repayment in the event that Mr. Gallagher is terminated for cause (as defined in Mr. Gallagher’s employment agreement) or if he chooses to leave the employment of the Company, in each case within two years from the date such award was granted.
Mr. Gallagher is eligible to receive (i) annual time-based restricted stock unit awards, the first covering a number of shares of our common stock with a grant date value equal to $700,000, and future awards covering such number of shares as the Board and the Compensation Committee shall determine at their discretion; and (ii) a one-time performance based restricted stock unit ward with a target of 250,000 performance-based restricted stock units. Each time-based award will vest over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Gallagher’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter, subject to Mr. Gallagher’s continuous service through each applicable vesting date. The performance-based awards will vest based upon the achievement of objective performance criteria, as determined by the Compensation Committee prior to the grant date, during the period , as provided in the Company’s form of performance-based restricted stock unit award agreement filed with the SEC on April 1, 2021, subject to Mr. Gallagher’s continuous service through each applicable vesting date. The employment agreement provides that Mr. Gallagher will be eligible for certain severance payments and benefits in connection with specified qualifying terminations, as more fully described above under “Potential Payments and Benefits upon Termination or Change in Control.”
Cheri Lantz
We entered into an employment agreement with Ms. Lantz on February 28, 2022. Ms. Lantz’s employment agreement provides for an initial three-year term ending on February 28, 2025, and automatically renews for successive 12-month terms thereafter unless at least 180 days prior to the expiration of any then-existing term either party notifies the other of non-renewal. Pursuant to the terms of her employment agreement, Ms. Lantz receives an annual base salary of $385,000 and an annual cash incentive with a target equal to 70% of her base salary, based upon achievement of performance goals established by the Compensation Committee. Ms. Lantz’s employment agreement also provides for a $100,000 sign-on bonus, which is subject to repayment in the event Ms. Lantz’s employment is terminated for cause or by Ms. Lantz without good reason, in each case within one year of her appointment.
Pursuant to the terms of her employment agreement, Ms. Lantz was granted (i) annual time-based restricted stock unit awards, with the first annual time-based award covering such number of shares of our common stock with a grant date value equal to $550,000 which vests over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Ms. Lantz’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter and each subsequent annual time-based award covering a number of shares, as the Board and the Compensation Committee shall determine at their discretion, and (ii) a one-time performance-based restricted stock unit award covering 131,250 shares of our common stock (pro-rated based on hire date).The performance-based award will vest based upon the achievement of objective performance criteria, as determined by the Compensation Committee prior to the grant date, during the period from February 28, 2022 through December 31, 2025, subject to Ms. Lantz’s continuous service through each applicable vesting date. The employment agreement provides that Ms. Lantz will be eligible for certain severance payments and benefits in connection with specified qualifying terminations, as more fully described above under “Potential Payments and Benefits upon Termination or Change in Control.”
Jose Oxholm
We entered into an employment agreement with Mr. Oxholm on November 16, 2020, which was effective as of November 16, 2020 and was amended and restated on February 24, 2022. Mr. Oxholm’s employment agreement provides for an initial four-year term ending on December 31, 2024, and automatically renews for successive 12-month terms thereafter unless at least 180 days prior to the expiration of any then-existing term either party notifies the other of non-renewal. Pursuant to the terms of his employment agreement, Mr. Oxholm receives an annual base salary of $350,000 and is eligible for discretionary cash bonuses.
Mr. Oxholm is eligible to receive (i) annual time-based restricted stock unit awards, with the first annual time-based award covering such number of shares of our common stock with a grant date value of $600,000 and each subsequent annual time-based award covering a number of shares as the Board and the Compensation Committee shall determine at their discretion, and (ii) a one-time performance-based restricted stock unit award covering 150,000 shares of our common stock. Pursuant to the terms of his original employment agreement, Mr. Oxholm’s 2021 annual time-based restricted stock unit award vests over a four-year period, with 25% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Oxholm’s employment agreement) following the grant date, and 6.25% vesting on each quarterly vesting date thereafter, subject to Mr. Oxholm’s continuous service through each applicable vesting date. Pursuant to the terms of his amended and restated employment agreement, going forward, each time-based award will vest over a three-year period, with 33.33% vesting on the one-year anniversary of the first quarterly vesting date (as defined in Mr. Oxholm’s employment agreement) following the grant date, and 8.33% vesting on each quarterly vesting date thereafter, subject to Mr. Oxholm’s continuous service through each applicable vesting date. The performance-based award will vest based upon the achievement of objective performance criteria as determined by the Compensation Committee prior to the grant date, during the period from November 16, 2020 through December 31, 2025, subject to Mr. Oxholm’s continuous service through each applicable vesting date. The employment agreement provides that Mr. Oxholm will be eligible for certain severance payments and benefits in connection with specified qualifying terminations, as more fully described above under “Potential Payments and Benefits upon Termination or Change in Control.”
CEO Pay Ratio Disclosure
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, and the ratio of these two amounts. In calculating this ratio, we are required to identify our median employee once every three years and calculate total compensation for that employee each year.
In 2021, we identified the median employee by examining total compensation (representing base salary and equity awards) for all of our employees, excluding our CEO, who were employed by us on December 31, 2021 because we believe that this measure reasonably reflects the annual compensation of our employees. We included all employees, whether employed on a full-time or part-time basis, and did not make any estimates, assumptions or adjustments to any total compensation, except for aggregating total compensation for employees who were not employed with us for all of 2021. In 2021 of our approximately 216 employees, approximately 198 employees received equity and approximately 83 were bonus eligible, so using total compensation (representing base salary and equity awards) is representative. During 2022, there was no change in our employee population or compensation arrangements that we believe would result in a significant change in the determination of the median employee and so we have retained the median employee identified in 2021. In 2022, of our approximately 250 employees, approximately 220 employees receive equity and approximately 100 are bonus eligible.
After identifying the median employee based on annualized total compensation in 2021, we calculated annual total compensation for such employee for 2022 using the same methodology we used for our NEOs as set forth above in the 2022 Summary Compensation Table. We have estimated the annual total compensation of our median employee, excluding our CEO, to be $130,632. As reported in the 2022 Summary Compensation Table, the total compensation of Mr. Healy, our CEO, was $2,810,310. For 2022, the ratio of the total compensation of our CEO to the estimated median of the annual total compensation of our employees was approximately 22 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay-Versus-Performance

Year	SCT Total Compensation for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average SCT Total Compensation for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Cumulative TSR (Company) ($)	Cumulative TSR (Peer Group) ($)(4)	Measurement Period	Net Income ($ in thousands)	Revenue - Company Selected Metric ($ in thousands)(5)
2022	$2,810,310	$1,247,460	$1,368,866	$950,287	$23.42	$139.82	3 years	$(153,357)	$2,106
2021	$5,254,750	$601,000	$1,346,717	$297,061	$62.06	$160.37	2 years	$(96,048)	$200
2020	$351,192	$351,192	$271,730	$4,155,871(3)	$164.96	$115.27	1 years	$324,117	$—
(1)       The Compensation “Actually Paid” reported in this column is derived from the Summary Compensation Table Total for the applicable fiscal year by making the deductions and additions set forth below:

	2022		2021		2020
Adjustments	PEO	Non-PEO NEOs Average(2)	PEO	Non-PEO NEOs Average(2)	PEO	Non-PEO NEOs Average(2)
Total from Summary Compensation Table	$2,810,310	$1,368,866	$5,254,750	$1,346,717	$351,192	$271,730
Adjustments for defined benefit and actuarial plans
-: Pension Value Reported in SCT	$—	$—	$—	$—	$—	$—
+: Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$—	$—	$—	$—	$—	$—
Total Impact: Adjustments for defined benefit and actuarial plans	$—	$—	$—	$—	$—	$—
Adjustments for stock and option awards
-: SCT Amounts	$(1,620,000)	$(716,601)	$(4,188,750)	$(970,501)	$—	$(28,333)
+: Value of equity granted during FY, unvested as of FYE	$684,450	$408,368	$930,000	$340,923	$—	$1,777,051
+/-: Change in fair value of equity outstanding at beginning and end of period	$(434,250)	$(66,269)	$—	$(344,490)	$—	$432,822
+/-: Change in value for awards vested in FY	$—	$—	$—	$—	$—	$1,702,601
-: Forfeited awards in FY	$(193,050)	$(44,077)	$(1,395,000)	$(75,588)	$—	$—
Total Impact: Adjustments for stock and option awards	$(1,562,850)	$(418,579)	$(4,653,750)	$(1,049,656)	$—	$3,884,141
Compensation Actually Paid (as calculated)	$1,247,460	$950,287	$601,000	$297,061	$351,192	$4,155,871(3)
(2)       For 2022, the individuals included in the “Average Compensation Actually Paid to Non-PEO NEOs” and “Average SCT Total Compensation for Non-PEO NEOs” columns were Messrs. Panzer, Gallagher, and Oxholm, Ms. Lantz and Ms. Sherri Baker, the Company’s former Chief Financial Officer. For 2021, the individuals included were Messrs. Gallagher and Oxholm, Ms. Baker, Mr. Patrick Sexton, the Company’s Chief Technology Officer, Mr. Greg Standley, the Company’s former interim Chief Financial Officer and Mr. Greg Van de Vere, the Company’s former Chief Financial Officer. For 2020, the individuals included were Messrs. Van de Vere and Sexton.
(3)     The “Compensation Actually Paid” to our Non-PEO NEOs in 2020 was impacted by the significant increase in value of outstanding stock option awards as a result of (a) the conversion of such awards covering Legacy Hyliion common stock held by Messrs. Sexton and Van de Vere into stock options based on the Company’s common stock, and (b) the acceleration of all of Mr. Van de Vere’s unvested converted options in accordance with the terms of his prior employment agreement with Legacy Hyliion, in the case of each of (a) and (b), in connection with the Company becoming a NYSE-listed company as a result of the business combination in October 2020.
(4)     The amounts set forth under the heading “Cumulative TSR (Peer Group)” reflect the year-over-year value, as of the end of the applicable fiscal year, of a hypothetical initial investment of $100 made on December 31, 2019 into the S&P American SmallCap Capital Goods Index.
(5)     Revenue was the only financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs for 2022. The Company did not use any financial performance measures in 2021 or 2020 due to the early stage of the Company’s operations and because the Company did not begin to recognize meaningful revenue until 2022. The Company’s performance measures have been primarily based on key operational milestones that were strategically important for development and commercialization of the Company’s products.
Disclosures Concerning Pay-Versus-Performance
This disclosure is being provided as required by the final rules issued by the Securities and Exchange Commission on August 25, 2022, and certain measures disclosed in the table above, including “Compensation Actually Paid,” are calculated in accordance with those rules. Because these rules were issued after compensation determinations for

2022 were made, the Committee did not consider these measures or calculations in setting compensation for the named executive officers or for linking executive compensation with Company performance for 2022 or any prior periods. For a description of the Committee’s processes, policies, and considerations when setting compensation and evaluating performance, see “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement.
Relationship Between Total Shareholder Return (“TSR”) and “Compensation Actually Paid”
Our TSR decreased over the disclosed period from $164.96 to $23.42 while the “Compensation Actually Paid” to our PEO increased from $351,192 in 2020 to $1,247,460 in 2022, and “Compensation Actually Paid” to our Non-PEO NEOs (on average) decreased from $4,155,871 in 2020 to $950,287 in 2022. The decrease with respect to “Compensation Actually Paid” to our Non-PEO NEOs during the disclosed period is not necessarily illustrative of the relationship between TSR and “Compensation Actually Paid” because compensation for 2020 was determined prior to and impacted by the Company becoming NYSE-listed as a result of the business combination in October 2020. In particular, the “Compensation Actually Paid” to our Non-PEO NEOs in 2020 was impacted by the significant increase in value of outstanding stock option awards as a result of (a) the conversion of such awards covering Legacy Hyliion common stock held by Messrs. Sexton and Van de Vere into stock options based on the Company’s common stock, and (b) the acceleration of all of Mr. Van de Vere’s unvested converted options in accordance with the terms of his prior employment agreement with Legacy Hyliion.
Relationship Between Net Income and “Compensation Actually Paid”
Our net income decreased from $324,117 to ($153,357) from 2020 to 2022 while the “Compensation Actually Paid” to our PEO increased from $351,192 in 2020 to $1,247,460 in 2022, and “Compensation Actually Paid” to our Non-PEO NEOs (on average) decreased from $4,155,871 in 2020 to $950,287 in 2022. Our net income decreased and did not achieve positive growth in the disclosed period due to the pre-revenue stage of the Company and our investment in capital and technology for commercialization of our products.
Relationship Between Revenue and “Compensation Actually Paid”
Revenue is the only financial performance measure (20% weighting) upon which annual incentive compensation was able to be earned during 2022. The Company’s revenue in 2022 was $2.1 million, which was between the threshold ($2.0 million) and target ($2.4 million) set for that performance measure by the Committee, which resulted in a 63% payout. Accordingly, the “Compensation Actually Paid” to our PEO and Non-PEO NEOs in 2022 includes a payout of 13% of the target annual cash incentive and long-term incentive for NEOs resulting solely from achievement of the revenue performance measure. We did not use revenue as a performance measure for determining incentive compensation awards in previous years due to the early stage of the Company’s operations and because the Company did not start recognizing meaningful revenue until 2022.
Comparison Between TSR and Peer Group TSR
Over the three-year period measured in the table above, the Company’s TSR has decreased by approximately 77%, while the TSR of the S&P American SmallCap Capital Goods Index increased by approximately 40% over the same period. The Company does not use relative performance measured against the S&P American SmallCap Capital Goods Index as a metric upon which compensation may be earned due to the early stage of the Company’s operations.
Most Important Financial Measure and Non-Financial Performance Measures
The below tabular list identifies the most important financial performance measure (revenue), which is the only financial performance measure used in 2022, and the non-financial performance measures used for linking the compensation of the Company’s named executive officers to the performance of the Company in 2022. We began using revenue as a performance measure for 2022 because the Committee expected the Company to begin recognizing revenue. Prior to 2022, the Committee believed that the focus of the performance measures should remain on key operational milestones that were strategically important for development and commercialization of the Company’s products. We may add additional financial performance measures in the future, as the Committee and Board determine appropriate.

Most Important Financial Measure and Non-Financial Performance Measures
Revenue
Hypertruck ERX Orders
Controlled Hypertruck Fleet Trials
Hypertruck ERX Design Verification Samples
Launch Facility Letters of Intent
More information about each of the foregoing performance measures can be found under the heading “Annual Incentives” in our “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement.

DELINQUENT SECTION 16(A) REPORTS
Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors and persons holding more than 10% of our common stock are required to file with the SEC and the NYSE reports of initial ownership of our common stock and changes in ownership of such common stock. Based on our review, we have determined that all of our directors and executive officers complied with the Section 16(a) with the exceptions of one Form 4 filing that was inadvertently made late for Thomas Healy and one Form 4 filing that was inadvertently made late for Sherri Baker.

OTHER INFORMATION
Expense of Solicitation
The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by the Company. Our solicitor, Morrow Sodali, may solicit proxies by personal interview, mail, telephone, and electronic communications. We will pay Morrow Sodali $6,500 plus variable amounts for additional proxy solicitation services. We will also supply proxy materials to brokers and other nominees to solicit proxies from beneficial owners, and we will reimburse them for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation.
Other Matters
As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.
Stockholder Proposals for 2024
To be considered for inclusion in the proxy statement and proxy card for the 2024 Annual Meeting, proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted in writing to the Corporate Secretary of the Company, at the address of our principal offices (see “General” on page 1 of this Proxy Statement), and must be received no later than December 19, 2023. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement; any submitted stockholder proposal must comply with the requirements of Rule 14a-8.
Our Bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders’ meeting or to bring proposals before an annual stockholders’ meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Corporate Secretary of the Company regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2024 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Corporate Secretary of the Company no earlier than the close of business January 24, 2024 and no later than the close of business February 23, 2024. However, if the 2024 Annual Meeting is more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the 2023 Annual Meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or the closing of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the Company’s 2024 Annual Meeting must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than March 25, 2024, setting forth all of the information and disclosures required by Rule 14a-19. If the 2024 Annual Meeting is set for a date that is not within 30 calendar days of the anniversary of the date of the 2023 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2024 Annual Meeting is first made.
Householding and Availability of Proxy Materials
A copy of Annual Report to Stockholders accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each organization whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2022 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact companysecretary@hyliion.com, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.
If you would like an additional copy of the 2022 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting https://www.cstproxy.com/hyliion/2023. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to 1 State Street, Proxy Services New York, NY 10004, proxy@continentialstock.com, 917-262-2373. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.
If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery at https://www.cstproxy.com/hyliion/2023. Electronic delivery of stockholder communications helps save Hyliion money by reducing printing and postage costs.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

HYLIION HOLDINGS CORP.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2023.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online Annual Meeting, you will need your 12 digit control number to vote electronically at the Annual Meeting. To attend:
https://cstproxy.com/hyliion/2023

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

Please mark your votes like this **X**

1. Election of Directors.

NOMINEES
(1) Rodger Boehm
(2) Mary Gustanski
(3) Robert Knight, Jr.

FOR nominees listed to the left	WITHHOLD AUTHORITY to vote for nominees listed to the left	FOR ALL EXCEPT
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Advisory Vote on Executive Compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and Strike a line through that nominee's name in the list above)

NOTE: To address such other matters as may properly come before the 2023 Annual Meeting or any adjournment or postponement thereof.

CONTROL NUMBER

Signature________________**Signature, if held jointly**________________**Date**________**, 2023**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

To view the 2023 Proxy Statement, 2022 Annual Report and to Attend the Annual Meeting, please go to:
https://cstproxy.com/hyliion/2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HYLIION HOLDINGS CORP.

The undersigned appoints Thomas Healy, Jon Panzer and Jose Oxholm, and each them as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hyliion Holdings Corp. held of record by the undersigned at the close of business on April 3, 2023 at the Annual Meeting of Stockholders of Hyliion Holdings Corp. to be held on May 23, 2023, or at any adjournment thereof

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, IN FAVOR OF PROPOSAL 3, AND IN FAVOR OF PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)

You May Vote Your Proxy When You View The Materials On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares.

HYLIION HOLDINGS CORP.
c/o Continental Proxy Services
1 State Street, New York NY 10004

Stockholders are cordially invited to attend the Virtual Annual Meeting and to vote on the Internet or any Mobile device.

Dear Stockholder,

The 2023 Annual Meeting of Stockholders of Hyliion Holdings Corp., Inc. will be conducted virtually over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting being held on May 23, 2023, at 1:30 PM (CDT) by visiting: **https://cstproxy.com/hyliion/2023**.

Proposals to be considered at the Annual Meeting:

The Board of Directors recommends a vote "FOR" all nominees under Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

Vote at the Meeting –
If you plan to attend the virtual online Annual Meeting, you will need your 12 digit control number to vote electronically at the Annual Meeting. To attend:
https://cstproxy.com/hyliion/2023

Vote Your Proxy on the Internet:
Go to http://www.cstproxyvote.com
Have your notice available when you access the above website. Follow the prompts to vote your shares.

To view the Proxy Materials and attend the Annual Meeting, please go to:
https://cstproxy.com/hyliion/2023

CONTROL NUMBER

The following Proxy Materials are available to you to review at: **https://cstproxy.com/hyliion/2023**

- the Company's Annual Report for the year ended December 31, 2022.
- the Company's 2023 Proxy Statement.
- the Proxy Card.
- any amendments to the foregoing materials that are required to be furnished to stockholders.

This is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge for such documents to be mailed to you. Please make your request for a copy as instructed below on or before May 22, 2023 to facilitate a timely delivery. You may also request that you receive paper copies of all future proxy materials from the Company.

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your Control number.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call 917-262-2373, or

By logging on to https://cstproxy.com/hyliion/2023 or

By email at: proxy@continentalstock.com

Please include the company name and your control number in the subject line.

ANNEX A
Hyliion Holdings Corp.
Employee Stock Purchase Plan
1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1)Establishment. The Hyliion Holdings Corp. Employee Stock Purchase Plan (the “Plan”) was approved by the Board (as defined herein) on February 28, 2023, and shall be effective on the date of approval of this Plan by the stockholders of the Company (the “Effective Date”).

2)Purpose. The purpose of the Plan is to provide Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.
3)Section 423 Qualification. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 (as defined below), and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 and the rules and regulations promulgated thereunder.
4)Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the ten (10) year anniversary of the Effective Date.
2.DEFINITIONS AND CONSTRUCTION.
1)Definitions. The following terms shall have the meanings set forth below:
(a)“Account” means an individual bookkeeping account maintained for a Participant to which Participant’s contributions to the Plan are credited.
(b)“Applicable Law” means United States federal and state securities, tax and other applicable laws, regulations and rules, including, without limitation, the Code, the Exchange Act and the Securities Act, and any applicable listing rules or requirements of the Stock Exchange.
(c)“Board” means the Board of Directors of the Company.
(d)“Change in Control” “means the occurrence of any of the following during the Term:
(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either: (A) the then-outstanding shares of Stock or (B) the combined voting power of the then-outstanding Voting Stock; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (4) any acquisition by any Person (or more than one Person acting as a group) that owns more than fifty (50) percent of the Stock or Voting Stock and acquires additional shares, or (5) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)individuals who, as of the date hereof, constitute the Board (as modified by this subsection (ii), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(iv)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
A “Change in Control” will be deemed to occur (W) with respect to a Change in Control pursuant to subsection (i) above, on the date that any Person becomes the beneficial owner of more than fifty percent (50%) of either the Stock or the Voting Stock, (X) with respect to a Change in Control pursuant to subsection (ii) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (Y) with respect to a Change in Control pursuant to subsection (iii) above, on the date the applicable transaction closes and (Z) with respect to a Change in Control pursuant to subsection (iv) above, on the date of the stockholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan solely because of a change in control of any Subsidiary by which the Employee may be employed.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(f)“Committee” means the Compensation Committee of the Board or any successor committee designed by the Board.
(g)“Company” means Hyliion Holdings Corp., a Delaware corporation, or any successor corporation thereto.
(h)“Compensation” means, with respect to any Offering Period, a Participant’s base salary, wages, overtime, and commissions, each only to the extent payable in cash, during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company, including any plan described in Section 401(k) or Section 125 of the Code. Compensation shall not include: bonuses; reimbursements of expenses; allowances; payments under any short-term disability plan, long-term disability plan, or any workers’ compensation program; any other amount deemed received without the actual transfer of cash; or any amounts directly or indirectly paid pursuant to the Plan or any other equity, stock purchase or stock option plan.
(i)“Corporate Event” means any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization to which the Company is a party.
(j)“Delegate” means any brokerage firm, bank or other financial institution, any entity, or any Employee of the Company engaged, retained, appointed or authorized by the Committee to act or render services with respect to the Plan.
(k)“Eligible Employee” means any Employee other than:
(i)an Employee who has been employed by the Participating Company Group for fewer than ninety (90) full calendar days;
(ii)an Employee whose customary employment is twenty (20) hours or less per week; and
(iii)an Employee who if granted a Purchase Right would, immediately after such grant, own or have the right to acquire through options or other securities, in the aggregate, five percent (5%) or more of the total combined voting power or value of all classes of stock of the

Company or its Parent Corporation or Subsidiary, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this exclusion, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
(l)“Employee” means an individual who renders services to a Participating Company in the status of an employee including union employees covered by a collective bargaining agreement that permits their participation in the Plan and any individual who is an employee of a Participating Company. An individual shall be deemed to have ceased to be an Employee either upon an actual termination of employment with a Participating Company or upon the Participating Company employing the individual ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on a military leave, sick leave, disability or other bona fide leave of absence approved by the Company of three (3) months or less (or such longer period as guaranteed by statute or contract). The Plan Administrator shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.
(m)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(n)“Fair Market Value” means, on any Trading Day, the closing price of a share of Stock as quoted on the Stock Exchange.
(o)“Offering” means an offering of Stock as provided in Section 6.
(p)“Offering Date” means, for any Offering Period, the first Trading Day of such Offering Period.
(q)“Offering Period” means a period established in accordance with Section 6.
(r)“Parent Corporation” means any future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(s)“Participant” means an Eligible Employee who has elected to participate in, or whose participation has automatically continued for, an Offering Period in accordance with Section 6.
(t)“Participation Agreement” means an agreement in such form as specified by the Plan Administrator, stating an Eligible Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Eligible Employee’s Compensation.
(u)“Participation Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Plan Administrator shall establish.
(v)“Participating Company” means (i) the Company or (ii) any Subsidiary established under the laws of the United States of America or a state thereof that is designated as a Participating Company by the Plan Administrator and identified on Exhibit A attached hereto from time to time.
(w)“Participating Company Group” means, at any point in time, the Company and all other Participating Companies.
(x)“Payroll Date” means the regular and recurring established day for payment of Compensation to an Employee.
(y)“Plan Administrator” means the Committee and any Delegate.
(z)“Purchase Date” means, for any Offering Period, the last Trading Day of such Offering Period.
(aa)“Purchase Price” means the price at which a share of Stock is purchased under the Plan as determined in accordance with Section 9.
(ab)“Purchase Right” means a right granted to a Participant pursuant to the Plan to purchase shares of Stock with respect to an Offering Period as provided in Section 8.
(ac)“Section 423” means Section 423 of the Code.

(ad)“Securities Act” means the Securities Act of 1933, as amended.
(ae)“Stock” means the common stock, par value $0.0001 per share, of the Company.
(af)“Stock Exchange” means the New York Stock Exchange, or such other national stock exchange on which the Stock may be listed from time to time.
(ag)“Subsidiary” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, provided, however, that a limited liability company may also be a “Subsidiary” if (i) such limited liability company is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such limited liability company, or (ii) such limited liability company is classified as a corporation under Treasury Regualtion Section 301.7701-3(a) and such limited liability company would otherwise qualify as a “subsidiary corporation” as defined in Section 424(f) of the Code.
(ah)“Trading Day” means any day on which Stock Exchange is open for trading.
(ai)“Voting Stock” means the voting securities of the Company entitled to vote generally in the election of directors.
Any terms used, but not defined, herein which are defined in Section 423 shall have the meanings provided for them in Section 423.
2)Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.
3.ADMINISTRATION. The Plan shall be administered by the Plan Administrator. Subject to compliance with Applicable Law and the obligation to maintain the compliance of this Plan with Section 423, the Plan Administrator shall have the power and authority to administer the Plan including, without limitation, the power and authority to:
(a)construe and interpret the Plan and any form of agreement or other document employed in the administration of the Plan;
(b)establish and terminate Offerings and Offering Periods;
(c)establish the terms and conditions of any Offering and any Purchase Rights related thereto, provided that all Participants granted Purchase Rights shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code;
(d)designate from time to time the Subsidiaries that shall be Participating Companies;
(e)correct any defect, omission or inconsistency in the Plan or in any Participation Agreement;
(f)establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as the Plan Administrator deems advisable, in its sole discretion, for the proper administration of the Plan, including, without limitation (i) setting a minimum payroll deduction amount required for participation in an Offering, (ii) limiting the frequency or number of changes in the rate of payroll deduction during an Offering, (iii) requiring a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for any delay or mistake in processing a Participation Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423, and (iv) determining the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan;
(g)exercise such powers and to perform such acts as the Plan Administrator determines necessary or proper to carry out the intent of the Plan including, without limitation, that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423; and
(h)contract with third parties including, without limitation, consultants, brokers and third-party administrators to assist in the administration of the Plan.

The actions taken and the determinations made by the Plan Administrator shall be final, binding and conclusive upon all persons having an interest in the Plan, provided that the Committee’s actions and determinations as Plan Administrator shall control in the event of a conflict with the actions and determinations of a Delegate. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
4.SHARES SUBJECT TO THE PLAN.
1)Number of Shares Issuable. The aggregate number of shares of Stock that may be issued to Participants under the Plan shall be one million, eight hundred thousand (1,800,000) shares of Stock. Such shares of Stock may be newly issued shares or treasury shares.
2)Adjustments for Changes in Capitalization. Upon any Corporate Event, the Board shall determine, in its sole discretion, if any equitable adjustments are necessary to the number and class of shares subject to and issuable under the Plan, the Purchase Price for any ongoing Offering Period, or to any outstanding Purchase Rights, to provide Participants with approximately the same economic and ownership rights in the Company as Participants would have been entitled to prior to the Corporate Event, and shall direct the Plan Administrator to give effect to such adjustments. If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control) shares of another corporation (the “New Shares”), the Board may authorize the Plan Administrator to amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion.
Notwithstanding the foregoing, any fractional share resulting from an equitable adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.
5.OFFERINGS. The Plan shall be implemented by sequential quarterly Offerings of three (3) months' duration or such other duration as the Plan Administrator shall determine from time to time. The first Offering Period shall commence on July 1, 2023, or such other date after the Effective Date as determined by the Plan Administrator and shall have a term of three (3) months. Subsequent Offering Periods shall begin on the first calendar day of the first month following the end of the immediately preceding Offering Period. Notwithstanding the foregoing, the Board may establish a different term for one or more Offering Periods or different start or end dates for such Offering Periods; provided, however, that no Offering Period may exceed a term of twenty-seven (27) months.
6.PARTICIPATION IN THE PLAN.
1)Initial Participation. Subject to any limitations or requirements applicable to an Eligible Employee under the Company’s insider trading and pre-clearance policies and practices, an Eligible Employee may become a Participant for any Offering Period by executing and delivering a properly completed Participation Agreement to the Plan Administrator or other person designated by the Plan Administrator not later than the Participation Date for such Offering Period. To the extent permitted by Applicable Law and by the Plan Administrator, an Eligible Employee may submit any Participation Agreement, and any other required form or notice under the Plan, by means of an electronic form approved by the Plan Administrator.
2)Continued Participation. A Participant who remains an Eligible Employee as of the completion of an Offering Period shall automatically become a Participant in the subsequent Offering Period unless such Eligible Employee has been separated from the Plan in accordance with Section 11.
3)Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Purchase Right shall entitle a Participant to purchase shares of Stock under the Plan at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right has been outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period.
7.PURCHASE PRICE. The Purchase Price for an Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date, or (b) the Fair Market Value of a share of Stock on the Purchase Date; provided, however, that the Purchase Price shall not be less than the $0.0001 par value per share of Stock.
8.PLAN CONTRIBUTIONS.
1)Payroll Deductions. By electing to become a Participant, each Participant authorizes the Company to make deductions from the Participant’s Compensation on each regular Payroll Date as contribution to the Plan in accordance with the Participant’s instructions and subject to this Section 9. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each Payroll Date during an Offering Period shall be determined by the Participant’s Participation Agreement. Payroll deductions shall commence on the first practicable Payroll Date following the Offering Date and shall continue until the end of the Offering Period unless sooner altered or terminated as provided herein.
2)Changes to Payroll Deductions. A Participant may not change his or her contributions to the Plan for an ongoing Offering Period. Subject to any limitations or requirements applicable to a Participant under the Company’s insider trading and pre-clearance policies and practices, a Participant may execute and deliver a new Participation Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 6.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Participation Agreement.
3)Limit on Payroll Deductions. In no event shall the aggregate amount of Participant’s payroll deductions under the Plan, together with any other plan established by a Participating Company which is intended to qualify for Section 423, exceed Twenty-Five Thousand ($25,000) in any calendar year. The Plan Administrator may establish such lower aggregate calendar year payroll deduction limits, including payroll deduction limits applicable to individual Offering Periods, as it deems necessary and appropriate from time to time.
4)No Other Contributions. A Participant shall not be entitled to make any separate contributions or payments to the Plan.
5)Participant Accounts. The Participant’s Account shall be credited with the amount of Compensation deducted from the Participant on each Payroll Date, and the funds relating to such deduction shall be deposited with the general funds of the Company. For the avoidance of doubt, funds contributed to the Plan by a Participant shall not be held in a trust for the benefit of Participants and may be used by the Company for any corporate purpose.
6)No Interest. No interest shall accrue on or be paid on any sums credited to an individual’s Account.
9.PURCHASE OF SHARES.
1)Grant of Purchase Right. On the Offering Date for each Offering Period, each Participant shall be granted a Purchase Right. For the avoidance of doubt, no Purchase Right shall be granted to any person who is not an Eligible Employee on the Offering Date.
2)Exercise of Purchase Right. On each Purchase Date for an Offering Period, the Purchase Right of each Participant who has not separated from the Plan in accordance with Section 11 shall automatically be exercised to acquire on the Participant’s behalf the number of whole shares of Stock determined by dividing (a) the then-current amount credited to the Participant’s Account by (b) the Purchase Price.
3)Pro Rata Allocation of Shares. If the aggregate shares of Stock to be purchased for an Offering Period exceed the number of shares of Stock remaining available for issuance under the Plan, the Plan Administrator shall reasonably allocate the shares of Stock available for issuance in proportion to the balance of each Participant’s Account (relative to the aggregate of the balances of all Participants’ Accounts) at the end of the Offering Period.
4)Delivery of Shares. As soon as practicable after each Purchase Date, the Company will deliver to each Participant the shares of Stock acquired by the Participant on such Purchase Date. Such shares may be evidenced in any manner the Plan Administrator determines and may be issued pursuant to the Company’s book-entry procedures. The Plan Administrator may require that such shares be deposited directly with a broker designated by the Company or to a designated agent of the Company; and the Company may utilize electronic or automated methods of share transfer. The Plan Administrator or the Company may require that shares be retained with such broker or agent until the earlier of a designated period of time or the sale of the shares and may establish procedures to permit tracking of dispositions of shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.
5)Tax Withholding; No Representations Regarding Taxes. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, subject to Applicable Law, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. Neither the Company, nor the Board nor the Plan Administrator makes any representation as to the tax treatment under Applicable Law relating to a Participant’s participation in the Plan or purchase of shares of Stock pursuant to the Plan.
6)Expiration of Purchase Right. All Purchase Rights, including Purchase Rights which have not been fully exercised due to a pro-rata allocation of Stock by the Plan Administrator pursuant to Section 9.3, shall expire immediately upon the end of the Offering Period to which such Purchase Right relates.
7)Reports to Participants. Each Participant shall have access to, as soon as practicable after the Purchase Date, a report of such Participant’s Account setting forth the total payroll deductions accumulated prior to such Purchase Date, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining.
10.SEPARATION FROM THE PLAN.
1)Withdrawal from the Plan. Subject to any limitations or requirements applicable to a Participant under the Company’s insider trading and pre-clearance policies and practices, a Participant may withdraw from the Plan by signing and delivering to the Plan Administrator a notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at least thirty (30) days (or such other number of days determined by the Plan Administrator and communicated prior to the commencement of an Offering Period) prior to the end of an Offering Period.
2)Removal from the Plan. Upon a Participant’s ceasing to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately.
3)Return of Payroll Deductions. Upon a Participant’s separation from the Plan pursuant to Section 10.1 or Section 10.2, the balance of the Participant’s Account shall, in compliance with Applicable Law, be returned to the Participant, or the Participant’s legal representative in the case of the Participant’s death, as soon as practicable after the withdrawal, without the payment of any interest.
11.EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), shall assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then-current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
12.NONTRANSFERABILITY OF PURCHASE RIGHTS. A Purchase Right may not be encumbered, assigned, pledged or transferred in any manner otherwise than by will or the laws of descent and distribution upon the death of a Participant, and shall be exercisable during the lifetime of the Participant only by the Participant.
13.RESTRICTION ON ISSUANCE OF SHARES. The issuance of shares of Stock under the Plan shall be subject to compliance with all Applicable Laws with respect to such securities. A Purchase Right may not be exercised if the issuance of shares of Stock upon such exercise would constitute a violation of any Applicable Laws or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares of Stock issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any Applicable Law, and to make any representation or warranty with respect thereto as may be requested by the Company. The issuance of shares of Stock shall also be subject to the limitation upon the maximum number of shares of Stock that may be issued under the Plan.
14.RIGHTS AS A STOCKHOLDER AND EMPLOYEE. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares of Stock are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.
15.NOTIFICATION OF SALE OF STOCK. A Participant and any former Participant shall give the Company prompt notice of any disposition of shares of Stock, acquired pursuant to the Plan, within two (2) years from the Offering Date or one (1) year from the Purchase Date (the “Disqualifying Disposition Period”). Unless otherwise determined by the Plan Administrator, the Participant or former Participant must hold such shares of Stock in the Participant’s (or former Participant’s) name in any brokerage firm account specified by the Plan Administrator until the earlier of the expiration of the Disqualifying Disposition Period or the disposition of such shares by the Participant or former Participant.
16.NOTICES. All notices or other communications by a Participant to the Plan Administrator or the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator or the Company at the location, or by the person, designated by the Plan Administrator or the Company for the receipt thereof.
17.INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board, the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Plan Administrator is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
18.AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an “employee stock purchase plan” pursuant to Section 423 or to obtain qualification or registration of the shares of Stock under Applicable Law). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares of Stock than are authorized for issuance under Section 4.1 of the Plan or would change the definition of the entities that may be designated by the Plan Administrator as Participating Companies, or if such stockholder approval is otherwise required by Applicable Law.
19.DATA PRIVACY. As a condition for participation in the Plan, each Eligible Employee and Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described herein by and among the Plan Administrator, the Participating Companies and their affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Plan Administrator, the Participating Companies and their affiliates may hold certain personal information about a Participant, including the Participant’s name, address, telephone number, birthdate, social security number, insurance number or other identification number, salary and Compensation, nationality, job title(s), shares of Stock held, the Participant’s beneficiary or legal representative and related information and participation details to implement, manage and administer the Plan and any Offering Period (collectively, the “Data”). The Plan Administrator, the Participating Companies and their affiliates may transfer the Data amongst themselves as deemed necessary to implement, administer and manage the Participant’s participation in the Plan and any Offering Period, and the Plan Administrator, the Participating Companies and their affiliates may transfer the Data to third parties assisting the Plan Administrator, the Participating Companies and their affiliates with Plan implementation, administration and management; and such recipients may be located in the Participant’s country or elsewhere, and the Participant’s country may have different data privacy laws and protections than such recipients’ countries. By participating in the Plan and in any Offering Period, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any Data transfer to a broker or other third party with whom the Plan Administrator, the Company or the Participant may elect to deposit any shares of Stock.
20.GOVERNING LAW. Except to the extent governed by Applicable Law that is United States federal law, the Plan and all Participation Agreements shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles regarding the application of a jurisdiction’s laws other than the State of Delaware.
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EXHIBIT A
Participating Companies
Hyliion Holdings Corp.
Hyliion Inc.